Exhibit 99.2

FORWARD-LOOKING STATEMENTS

Statements contained or incorporated by reference in this Quarterly Report on Form 10-Q contain information that includes or is based on “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These statements, including estimates of future revenues, future expenses, future net income and future net income per share, contained in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in our Annual Report on Form 10-K for the year ended December 31, 2010, filed with the Securities and Exchange Commission on February 28, 2011, are subject to risks and uncertainties. Forward-looking statements include the information concerning our possible or assumed results of operations. Also, statements including words such as “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plan,” “will,” “may” or similar expressions are forward-looking statements. We have based these forward-looking statements on our current expectations and projections about the growth of our business, our financial performance and the development of our industry. Because these statements reflect our current views concerning future events, these forward-looking statements involve risks and uncertainties. Investors should note that many factors, as more fully described under the caption “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2010 and as otherwise enumerated herein or therein, could affect our future financial results and could cause our actual results to differ materially from those expressed in forward-looking statements contained in our Annual Report on Form 10-K. Important factors that could cause our actual results to differ materially from the expectations reflected in the forward-looking statements in our Annual Report on Form 10-K include those factors described herein under the caption “Risk Factors” and in documents incorporated by reference, including, among others:

•	our ability to successfully develop, commercialize and market new products;

•	timing and results of pre-clinical or clinical trials on new products;

•	our ability to obtain regulatory approval of any of our pipeline products;

•	government regulation of the pharmaceutical industry and the effect of healthcare reform on our business;

•	competition for the business of our branded and generic pharmaceuticals, our devices and services, and our acquisition of rights to intellectual property assets;

•	our ability to sustain our sales and profit on generic pharmaceutical products over time;

•	our ability to maintain our manufacturing facilities in compliance with regulatory requirements;

•	market acceptance of our future products;

•	our dependence on a small number of branded pharmaceuticals products with time-limited exclusivity rights;

•	our dependence on outside manufacturers for the manufacture of most of our branded pharmaceuticals products;

•	our dependence on third parties to supply raw materials and to provide services for certain core aspects of our business;

•	new regulatory action or lawsuits relating to our use of narcotics in most of our core products;

•	our exposure to product liability claims and product recalls and the possibility that we may not be able to adequately insure ourselves;

•	our ability to protect our proprietary technology;

•	the successful efforts of manufacturers of branded pharmaceuticals to use litigation and legislative and regulatory efforts to limit the use of generics and certain other products;

•	our ability to successfully implement our acquisition and in-licensing strategy;

•	regulatory or other limits on the availability of controlled substances that constitute the active ingredients of some of our products and products in development;

•	the availability of third-party reimbursement for our products;

•	the outcome of any pending or future litigation or claims by third parties or the government, and the performance of indemnitors with respect to claims for which we have the right to be indemnified;

•	our dependence on sales to a limited number of large pharmacy chains and wholesale drug distributors for a large portion of our total revenues;

•	significant litigation expenses to defend or assert patent infringement claims;

•	any interruption or failure by our suppliers, distributors and collaboration partners to meet their obligations pursuant to various agreements with us;

i

•	a determination by a regulatory agency that we are engaging or have engaged in inappropriate sales or marketing activities, including promoting the “off-label” use of our products;

•

existing suppliers become unavailable or lose their regulatory status as an approved source, causing an inability to obtain required components, raw materials or products on a timely basis or at commercially reasonable prices;

•	the loss of branded product exclusivity periods and related intellectual property;

•	our ability to successfully execute our strategy;

•	disruption of our operations if our information systems fail or if we are unsuccessful in implementing necessary upgrades or new software;

•	our ability to maintain or expand our business if we are unable to retain or attract key personnel and continue to attract additional professional staff;

•

our ability to successfully integrate Generics International (US Parent), Inc., or Qualitest, and American Medical Systems Holdings, Inc. or AMS, and realize all anticipated benefits of our acquisitions, including the projected synergies of these acquisitions;

•	HealthTronics, Inc.’s or HealthTronics’ and AMS’s ability to establish or maintain relationships with physicians and hospitals;

•	HealthTronics’ ability to comply with special risks and requirements related to its medical products manufacturing business;

•	the risks associated with AMS’s reliance on single- or sole-source suppliers for certain raw materials and certain components used in its products; and

•	the risks associated with our international operations.

We do not undertake any obligation to update our forward-looking statements after the date of this Report for any reason, even if new information becomes available or other events occur in the future. You are advised, however, to consult any further disclosures we make on related subjects in our 10-Q, 10-K, and 8-K reports filed with the Securities and Exchange Commission (SEC). Also note that we provide the preceding cautionary discussion of the risks, uncertainties and possibly inaccurate assumptions relevant to our business. These are factors that, individually or in the aggregate, we think could cause our actual results to differ materially from expected and historical results. We note these factors for investors as permitted by Section 27A of the Securities Act and Section 21E of the Exchange Act. You should understand that it is not possible to predict or identify all such factors. Consequently, you should not consider the preceding to be a complete discussion of all potential risks or uncertainties.

ii

PART I. FINANCIAL INFORMATION

Item 1.	Financial Statements

ENDO PHARMACEUTICALS HOLDINGS INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(In thousands, except share and per share data)

	June 30, 2011	December 31, 2010
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$621,869	$466,214
Marketable securities	71,003	—
Accounts receivable, net	654,056	547,807
Inventories, net	303,658	178,805
Prepaid expenses and other current assets	34,191	22,841
Income taxes receivable	33,583	3,143
Deferred income taxes	175,274	140,724

Total current assets	1,893,634	1,359,534
MARKETABLE SECURITIES	21,205	23,509
PROPERTY, PLANT AND EQUIPMENT, NET	271,833	215,295
GOODWILL	2,474,669	715,005
OTHER INTANGIBLES, NET	2,837,928	1,531,760
OTHER ASSETS	143,553	67,286

TOTAL ASSETS	$7,642,822	$3,912,389

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$273,962	$241,114
Accrued expenses	557,061	469,721
Current portion of long-term debt, net	601,498	24,993
Acquisition-related contingent consideration	6,743	—

Total current liabilities	1,439,264	735,828
DEFERRED INCOME TAXES	748,215	217,334
ACQUISITION-RELATED CONTINGENT CONSIDERATION	2,490	16,050
LONG-TERM DEBT, LESS CURRENT PORTION, NET	3,428,675	1,045,801
OTHER LIABILITIES	91,144	94,047
COMMITMENTS AND CONTINGENCIES (NOTE 12)
STOCKHOLDERS’ EQUITY:
Preferred Stock, $0.01 par value; 40,000,000 shares authorized; none issued	—	—
Common Stock, $0.01 par value; 350,000,000 shares authorized; 137,935,436 and 136,309,917 shares issued; 116,757,314 and 116,057,895 shares outstanding at June 30, 2011 and December 31, 2010, respectively	1,377	1,363
Additional paid-in capital	916,146	860,882
Retained earnings	1,474,667	1,364,297
Accumulated other comprehensive loss	(1,543)	(1,161)
Treasury stock, 21,178,122 and 20,252,022 shares at June 30, 2011 and December 31, 2010, respectively	(518,491)	(483,790)

Total Endo Pharmaceuticals Holdings Inc. stockholders’ equity	1,872,156	1,741,591
Noncontrolling interests	60,878	61,738

Total stockholders’ equity	1,933,034	1,803,329

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$7,642,822	$3,912,389

See Notes to Condensed Consolidated Financial Statements.

ENDO PHARMACEUTICALS HOLDINGS INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
REVENUES:
Net pharmaceutical product sales	$527,563	$394,121	$1,033,347	$754,470
Device, service and other revenues	80,048	2,403	134,290	6,466

TOTAL REVENUES	607,611	396,524	1,167,637	760,936
COSTS AND EXPENSES:
Cost of revenues	236,697	107,216	468,255	201,289
Selling, general and administrative	178,133	133,251	337,519	266,586
Research and development	40,840	44,656	82,970	73,824
Acquisition-related items	17,626	4,796	23,699	6,325
Impairment of other intangible assets	—	13,000	—	13,000

OPERATING INCOME	134,315	93,605	255,194	199,912

INTEREST EXPENSE, NET	25,560	9,984	44,350	19,788
LOSS ON EXTINGUISHMENT OF DEBT, NET	8,548	—	8,548	—
OTHER (INCOME) EXPENSE, NET	(125)	(201)	223	(420)

INCOME BEFORE INCOME TAX	100,332	83,822	202,073	180,544

INCOME TAX	32,780	32,362	66,226	68,729

CONSOLIDATED NET INCOME	67,552	51,460	135,847	111,815

Less: Net income attributable to noncontrolling interests	12,969	—	25,477	—

NET INCOME ATTRIBUTABLE TO ENDO PHARMACEUTICALS HOLDINGS INC.	$54,583	$51,460	$110,370	$111,815

NET INCOME PER SHARE:
Basic	$0.47	$0.44	$0.95	$0.96
Diluted	$0.44	$0.44	$0.91	$0.95
WEIGHTED AVERAGE SHARES:
Basic	116,663	116,060	116,509	116,704
Diluted	122,686	116,660	121,724	117,346

See Notes to Condensed Consolidated Financial Statements.

ENDO PHARMACEUTICALS HOLDINGS INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(In thousands)

	Six Months Ended June 30,
	2011	2010
OPERATING ACTIVITIES:
Consolidated net income	$135,847	$111,815
Adjustments to reconcile consolidated net income to net cash provided by operating activities:
Depreciation and amortization	97,739	42,955
Stock-based compensation	18,772	10,391
Amortization of debt issuance costs and premium / discount	14,345	11,564
Selling, general and administrative expenses paid in shares of common stock	129	110
Deferred income taxes	7,708	988
(Gain) loss on disposal of property, plant and equipment	211	18
Change in fair value of acquisition-related contingent consideration	(7,230)	1,120
Loss on extinguishment of debt	8,548	—
Loss on auction-rate securities rights	—	15,659
Unrealized gain on trading securities	—	(15,420)
Impairment of other indefinite lived intangibles	—	13,000
Changes in assets and liabilities which provided (used) cash:
Accounts receivable	(31,093)	(30,860)
Inventories	(49,202)	(387)
Prepaid and other assets	(2,393)	(2,601)
Accounts payable	11,954	3,072
Accrued expenses	38,027	27,542
Other liabilities	(9,775)	(329)
Income taxes payable/receivable	(19,274)	(12,281)

Net cash provided by operating activities	214,313	176,356

INVESTING ACTIVITIES:
Purchases of property, plant and equipment, net	(23,905)	(6,166)
Proceeds from sale of property, plant and equipment, net	581	—
Proceeds from sales of available-for-sale securities	—	161,775
Acquisitions, net of cash acquired	(2,342,556)	—
Other investments	—	(824)
Payment on contingent consideration	(414)	—
License fees	(2,300)	—

Net cash (used in) provided by investing activities	(2,368,594)	154,785

FINANCING ACTIVITIES:
Capital lease obligations repayments	—	(172)
Tax benefits of stock awards	5,067	452
Exercise of Endo Pharmaceuticals Holdings Inc. stock options	20,328	2,452
Proceeds from issuance of 2019 and 2022 Notes	900,000	—
Purchase of common stock	(34,701)	(50,064)
Proceeds from issuance of Term Loans	2,200,000	—
Principal payments on Term Loan	(400,000)	—
Payment on AMS Convertible Notes	(273,165)	—
Deferred financing fees	(81,753)	—
Distributions to noncontrolling interests	(25,813)	—
Buy-out of noncontrolling interests, net of contributions	(524)	—
Proceeds from other debt, net	393	—

Net cash provided by (used in) financing activities	2,309,832	(47,332)

Effect of foreign exchange rate	104	—
NET INCREASE IN CASH AND CASH EQUIVALENTS	155,655	283,809
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	466,214	708,462

CASH AND CASH EQUIVALENTS, END OF PERIOD	$621,869	$992,271

SUPPLEMENTAL INFORMATION:
Cash paid for interest	$24,768	$9,012
Cash paid for income taxes	$80,460	$79,701
SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES
Purchases of property, plant and equipment financed by capital leases	$127	$—
Accrual for purchases of property, plant and equipment	$2,959	$2,238

See Notes to Condensed Consolidated Financial Statements.

ENDO PHARMACEUTICALS HOLDINGS INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2011

NOTE 1. BASIS OF PRESENTATION

The accompanying unaudited Condensed Consolidated Financial Statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X of the Securities and Exchange Commission for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, the accompanying Condensed Consolidated Financial Statements of Endo Pharmaceuticals Holdings Inc. (the Company or we, our, us, or Endo) and its subsidiaries, which are unaudited, include all normal and recurring adjustments considered necessary to present fairly the Company’s financial position as of June 30, 2011 and the results of our operations and our cash flows for the periods presented. Operating results for the three-month and six-month periods ended June 30, 2011 are not necessarily indicative of the results that may be expected for the year ending December 31, 2011.

On June 17, 2011, the Company acquired AMS, a worldwide developer and provider of technology solutions to physicians treating men’s and women’s pelvic health conditions. In November 2010, the Company acquired Qualitest, a United States based privately-held generics company. In September 2010, the Company acquired its partner on Opana® ER, Penwest, a drug delivery company focused on applying its drug delivery technologies and drug formulation expertise to the formulation of its collaborators’ product candidates under licensing collaborations. In July 2010, the Company acquired HealthTronics, a provider of healthcare services and manufacturer of medical devices, primarily for the urology community. The condensed consolidated results of operations presented herein reflect the operating results of AMS from and including June 18, 2011 and of Qualitest, Penwest, and HealthTronics from January 1, 2011. Additionally, all of the assets acquired and liabilities assumed in connection with the AMS, Qualitest, Penwest, and HealthTronics acquisitions are recorded at their respective fair values and are included in the accompanying Condensed Consolidated Financial Statements as of June 30, 2011.

NOTE 2. RECENT ACCOUNTING PRONOUNCEMENTS

In December 2010, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2010-29 on interim and annual disclosure of pro forma financial information related to business combinations. The new guidance clarifies the acquisition date that should be used for reporting the pro forma financial information in which comparative financial statements are presented. It is effective prospectively for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010. The provisions of this ASU have been incorporated into this filing for our 2011 acquisitions.

In December 2010, the FASB issued ASU 2010-28 on accounting for goodwill. The guidance clarifies the impairment test for reporting units with zero or negative carrying amounts. The guidance is effective for fiscal years and interim periods within those years beginning after December 15, 2011. The adoption is not expected to have a material impact on the Company’s Consolidated Financial Statements.

In December 2010, the FASB issued ASU 2010-27 on accounting for the annual fee imposed by the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act. The new guidance specifies that the liability for the fee should be estimated and recorded in full upon the first qualifying sale with a corresponding deferred cost that is amortized to expense. It is effective on a prospective basis for calendar years beginning after December 31, 2010. We expect this fee will be approximately $15 million in 2011, which will be charged as an operating expense ratably throughout 2011.

In May 2011, the FASB issued ASU 2011-04 on fair value disclosures. This guidance amends certain accounting and disclosure requirements related to fair value measurements. It is effective on a prospective basis for interim and annual periods beginning after December 15, 2011. Early application is not permitted. The Company is currently evaluating ASU 2011-04 but we do not expect the impact of adoption to be material.

In June 2011, the FASB issued ASU 2011-05 on the presentation of comprehensive income, which amends current comprehensive income guidance. This accounting update eliminates the option to present the components of other comprehensive income as part of the statement of shareholders’ equity. Instead, the Company must report comprehensive income in either a single continuous statement of comprehensive income which contains two sections, net income and other comprehensive income, or in two separate but consecutive statements. ASU 2011-05 will be effective for public companies during the interim and annual periods beginning after December 15, 2011 with early adoption permitted. The adoption of ASU 2011-05 will not have an impact on the Company’s consolidated financial position, results of operations or cash flows as it only requires a change in the format of the current presentation.

NOTE 3. FAIR VALUE MEASUREMENTS

The financial instruments recorded in our Condensed Consolidated Balance Sheets include cash and cash equivalents, accounts receivable, marketable securities, auction-rate securities rights, equity and cost method investments, accounts payable, acquisition-related contingent consideration, our debt obligations, and derivative instruments. Included in cash and cash equivalents are money market funds representing a type of mutual fund required by law to invest in low-risk securities (for example, U.S. government bonds, U.S. Treasury Bills and commercial paper). Money market funds are structured to maintain the fund’s net asset value at $1 per unit, which assists in ensuring adequate liquidity upon demand by the holder. Money market funds pay dividends that generally reflect short-term interest rates. Thus, only the dividend yield fluctuates. Due to their short-term maturity, the carrying amounts of cash and cash equivalents, accounts receivable and accounts payable approximate their fair values.

The following table presents the carrying amounts and estimated fair values of our other financial instruments as of June 30, 2011 and December 31, 2010 (in thousands):

	June 30, 2011		December 31, 2010
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Current assets:
Commercial paper	71,003	71,003	—	—
Long-term assets:
Auction-rate securities	17,505	17,505	17,332	17,332
Equity securities	3,700	3,700	6,177	6,177
Equity and cost method investments	38,503	n/a	34,677	n/a

	$130,711		$58,186

Current liabilities:
Acquisition-related contingent consideration – short-term	6,743	6,743	—	—
Current portion of 1.75% Convertible Senior Subordinated Notes Due 2015	288,856	322,211	—	—
Current portion of Term Loan Facility Due 2015	—	—	22,500	22,500
Current portion of Term Loan A Facility Due 2016	56,250	56,250	—	—
Current portion of Term Loan B Facility Due 2018	7,000	7,000	—	—
3.25% AMS Convertible Notes due 2036	94,960	94,960	—	—
4.00% AMS Convertible Notes due 2041	151,887	151,887	—	—
Current portion of other long-term debt	2,545	2,545	2,493	2,493
Derivative instruments	3,315	3,315	—	—
Long-term liabilities:
Acquisition-related contingent consideration – long-term	2,490	2,490	16,050	16,050
1.75% Convertible Senior Subordinated Notes Due 2015, less current portion, net	—	—	278,922	324,257
Term Loan Facility Due 2015, less current portion	—	—	377,500	380,038
Term Loan A Facility Due 2016, less current portion	1,443,750	1,434,600	—	—
Term Loan B Facility Due 2018, less current portion	693,000	696,430	—	—
7.00% Senior Notes Due 2019	500,000	507,935	—	—
7.00% Senior Notes Due 2020, net	388,921	403,084	386,716	403,308
7.25% Senior Notes Due 2022	400,000	402,896	—	—
Other long-term debt, less current portion	3,004	3,004	2,663	2,663
Minimum Voltaren® Gel royalties due to Novartis	25,837	25,837	38,922	38,922

	$4,068,558	$4,121,187	$1,125,766	$1,190,231

Commercial paper has a maturity of eight months or less and is held with a highly rated financial institution. Commercial paper is carried at amortized cost, which is a reasonable approximation of fair value. Equity securities consist of publicly traded common stock, the value of which is based on a quoted market price. These securities are not held to support current operations and are therefore classified as non-current assets.

The acquisition-related contingent consideration, which is required to be measured at fair value on a recurring basis, consists primarily of contingent cash consideration related to the November 2010 acquisition of Qualitest. The fair value of our acquisition-related contingent consideration is determined using an income approach (present value technique), which is discussed in more detail below.

The fair value of our 1.75% Convertible Senior Subordinated Notes is based on an income approach known as the binomial lattice model which incorporated certain inputs and assumptions, including scheduled coupon and principal payments, the conversion feature inherent in the Convertible Notes, the put feature inherent in the Convertible Notes, and stock price volatility assumptions of 32% at June 30, 2011 and 33% at December 31, 2010 that were based on historic volatility of the Company’s common stock and other factors. The fair values of our Term Loan Facilities and 2019, 2020, and 2022 Notes were estimated using a discounted cash flow model based on the contractual repayment terms of the respective instruments and discount rates that reflect current market conditions. The 3.25% AMS Convertible Notes due 2036 (the 2036 Notes) and the 4.00% AMS Convertible Notes due 2041 (the 2041 Notes and, together with the 2036 Notes, the AMS Notes) were acquired from AMS on June 17, 2011 and, in accordance with the accounting guidance for business combinations, were required to be measured at fair value. In accordance with the indentures governing the AMS Notes, the AMS Notes were immediately convertible upon the closing of Endo’s acquisition of AMS. Therefore, the carrying amount and fair value of the 2036 Notes of $95.0 million was determined based on the amount of principal outstanding of $61.0 million and the stated conversion premium of 1.5571. The carrying amount and fair value of the 2041 Notes of $151.9 million was determined based on the amount of principal outstanding of $89.7 million and the stated conversion premium of 1.6940. Substantially all of the AMS Notes not yet redeemed as of June 30, 2011 are expected to be redeemed during the third quarter of 2011.

The total fair value of various foreign exchange forward contracts as of June 30, 2011 includes liabilities of $3.3 million, reported in Accrued expenses. We measure our derivative instruments at fair value on a recurring basis using significant observable inputs. Refer to Note 16 for more information regarding our derivative instruments.

The minimum Voltaren® Gel royalty due to Novartis AG was recorded at fair value at inception during 2008 using an income approach (present value technique) and is being accreted up to the maximum potential future payment of $60.0 million. The Company is not aware of any events or circumstances that would have a significant effect on the fair value of this Novartis AG liability. We believe the carrying amount of this minimum royalty guarantee at June 30, 2011 and December 31, 2010 represents a reasonable approximation of the price that would be paid to transfer the liability in an orderly transaction between market participants at the measurement date. Accordingly, the carrying value approximates fair value as of June 30, 2011 and December 31, 2010.

The fair value of equity method and cost method investments is not readily available nor have we estimated the fair value of these investments and disclosure is not required. The Company is not aware of any identified events or changes in circumstances that would have a significant adverse effect on the carrying value of our equity or cost method investments at June 30, 2011.

As of June 30, 2011, the Company held certain assets and liabilities that are required to be measured at fair value on a recurring basis. Fair value guidance establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. These tiers include:

•	Level 1—Quoted prices in active markets for identical assets or liabilities.

•

Level 2—Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

•	Level 3—Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The Company’s financial assets and liabilities measured at fair value on a recurring basis at June 30, 2011 and December 31, 2010, were as follows (in thousands):

	Fair Value Measurements at Reporting Date Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
As of June 30, 2011:
Assets:
Money market funds	$111,247	$—	$—	$111,247
Equity securities	3,700	—	—	3,700
Commercial paper	—	71,003	—	71,003
Auction-rate securities	—	—	17,505	17,505

Total	$114,947	$71,003	$17,505	$203,455

Liabilities:
Derivative instruments	—	3,315	—	3,315
Acquisition-related contingent consideration – short-term	—	—	6,743	6,743
Acquisition-related contingent consideration – long-term	—	—	2,490	2,490

Total	$—	$3,315	$9,233	$12,548

As of December 31, 2010
Assets:
Money market funds	149,318	—	—	149,318
Equity securities	6,177	—	—	6,177
Auction-rate securities	—	—	17,332	17,332

Total	$155,495	$—	$17,332	$172,827

Liabilities:
Acquisition-related contingent consideration – long-term	—	—	16,050	16,050

Total	$—	$—	$16,050	$16,050

Commercial paper is carried at amortized cost, which is a reasonable approximation of fair value, and has therefore been classified as Level 2. We measure our derivative instruments at fair value on a recurring basis using significant observable inputs, which is Level 2 as defined in the fair value hierarchy.

Overview of Auction-Rate Securities

Auction-rate securities are long-term variable rate bonds tied to short-term interest rates. After the initial issuance of the securities, the interest rate on the securities is reset periodically, at intervals established at the time of issuance (e.g., every seven, twenty-eight, or thirty-five days; every six months; etc.). In an active market, auction-rate securities are bought and sold at each reset date through a competitive bidding process, often referred to as a “Dutch auction”. Auctions are successful when the supply and demand of securities are in balance. Financial institutions brokering the auctions would also participate in the auctions to balance the supply and demand. Beginning in the second half of 2007, auctions began to fail for specific securities and in mid-February 2008 auction failures became common, prompting market participants, including financial institutions, to cease or limit their exposure to the auction-rate market. Given the current negative liquidity conditions in the global credit markets, the auction-rate securities market became inactive. Consequently, our auction-rate securities are currently illiquid through the normal auction process. As a result of the inactivity in the market, quoted market prices and other observable data are not available or their utility is limited.

At June 30, 2011, the Company determined that the market for its auction-rate securities was still inactive. That determination was made considering that there are very few observable transactions for the auction-rate securities or similar securities, the prices for transactions that have occurred are not current, and the observable prices for those transactions – to the extent they exist – vary substantially either over time or among market makers, thus reducing the potential usefulness of those observations. In addition, the current lack of liquidity prevents the Company from comparing our securities directly to securities with quoted market prices.

Our auction-rate securities consist of municipal bonds with an auction reset feature, the underlying assets of which are student loans that are backed substantially by the federal government and have underlying credit ratings of AAA as of June 30, 2011 and December 31, 2010. The issuers have been making interest payments promptly.

Overview of Auction-Rate Securities Rights

In October 2008, UBS AG (UBS) made an offer (the UBS Offer) to the Company and other clients of UBS Securities LLC and UBS Financial Services Inc. (collectively, the UBS Entities), pursuant to which the Company received auction-rate securities rights (the Rights) to sell to UBS all auction-rate securities held by the Company as of February 13, 2008 in a UBS account (the Eligible Auction-Rate Securities). The Rights permitted the Company to require UBS to purchase the Eligible Auction-Rate Securities for a price equal to par value plus any accrued but unpaid dividends or interest beginning on June 30, 2010 and ending on July 2, 2012.

On November 10, 2008, the Company accepted the UBS Offer, awarding the UBS Entities the sole discretion and right to sell or otherwise dispose of, and/or enter orders in the auction process with respect to the Eligible Auction-Rate Securities on the Company’s behalf until the Expiration Date, without prior notification, so long as the Company receives a payment of par value plus any accrued but unpaid dividends or interest upon any sale or disposition.

Subsequent Accounting for Auction-Rate Securities and Auction-Rate Securities Rights

Concurrent with the acceptance of the UBS offer, the Company made a one-time election to re-classify the Eligible Auction-Rate Securities from an available-for-sale security to a trading security. Subsequent changes to the fair value of these trading securities resulted in $13.7 million and $15.4 million, respectively, of income during the three and six months ended June 30, 2010 recorded in Other (income) expense, net in the Condensed Consolidated Statements of Operations.

As a result of our fair value election for the Rights, the fair value of the Rights was re-measured each reporting period with the corresponding changes in fair value reported in earnings. In June 2010, the Rights were exercised and all Eligible Auction-Rate Securities were sold at par. Accordingly, the Rights were written off in their entirety.

At June 30, 2011 and December 31, 2010, the fair value of the Rights was zero. Accordingly, the decrease in fair value for the three and six months ended June 30, 2010 of $13.8 million and $15.7 million, respectively, was recognized as a charge to earnings and included in Other (income) expense, net in the Condensed Consolidated Statements of Operations.

Valuation of the Auction-Rate Securities

The Company determined that an income approach (present value technique) that maximizes the use of observable market inputs is the preferred approach to measuring the fair value of our securities. Specifically, the Company used the discount rate adjustment technique to determine an indication of fair value.

To calculate a price for our auction-rate securities, the Company calculates duration to maturity, coupon rates, market required rates of return (discount rate) and a discount for lack of liquidity in the following manner:

•

The Company identifies the duration to maturity of the auction-rate securities as the time at which principal is available to the investor. This can occur because the auction-rate security is paying a coupon that is above the required rate of return, and the Company treats the security as being called. It can also occur because the market has returned to normal and the Company treats the auctions as having recommenced. Lastly, and most frequently, the Company treats the principal as being returned as prepayment occurs and at the maturity of the security. The initial life used for each remaining security, representing time to maturity, was eight years as of June 30, 2011 and December 31, 2010.

•

The Company calculates coupon rates based on estimated relationships between the maximum coupon rate (the coupon rate in event of a failure) and market interest rates. The representative coupon rate was 4.78% on June 30, 2011 and 5.10% at December 31, 2010. The Company calculates appropriate discount rates for securities that include base interest rates, index spreads over the base rate, and security-specific spreads. These spreads include the possibility of changes in credit risk over time. The spread over the base rate applied to our securities was 185 basis points at June 30, 2011 and 218 basis points at December 31, 2010.

•

The Company believes that a market participant would require an adjustment to the required rate of return to adjust for the lack of liquidity. We do not believe it is unreasonable to assume a 150 basis points adjustment to the required rate of return and a term of either three, four or five years to adjust for this lack of liquidity. The increase in the required rate of return decreases the prices of the securities. However, the assumption of a three, four or five-year term shortens the times to maturity and increases the prices of the securities. The Company has evaluated the impact of applying each term and the reasonableness of the range indicated by the results. The Company chose to use a four-year term to adjust for the lack of liquidity as we believe it is the point within the range that is most representative of fair value. The Company’s conclusion is based in part on the fact that the fair values indicated by the results are reasonable in relation to each other given the nature of the securities and current market conditions.

At June 30, 2011, the fair value of our auction-rate securities, as determined by applying the above described discount rate adjustment technique, was approximately $17.5 million, representing a 7%, or $1.3 million discount from their original purchase price or par value. This compares to approximately $17.3 million, representing an 8%, or $1.5 million discount from their original purchase price or par value at December 31, 2010. We believe we have appropriately reflected our best estimate of the assumptions that market participants would use in pricing the assets in a current transaction to sell the asset at the measurement date. Accordingly, the carrying value of our auction-rate securities at June 30, 2011 and December 31, 2010 were reduced by approximately $1.3 million and $1.5 million, respectively. These adjustments appropriately reflect the changes in fair value, which the Company attributes to liquidity issues rather than credit issues.

The portion of this decline in fair value related to the Eligible Auction-Rate Securities was recorded in earnings as of December 31, 2010 as an other-than-temporary impairment charge or as changes in the fair value of trading securities. The Company has assessed the portion of the decline in fair value not associated with the Eligible Auction-Rate Securities to be temporary due to the financial condition and near-term prospects of the underlying issuers, our intent and ability to retain our investment in the issuers for a period of time sufficient to allow for any anticipated recovery in market value and based on the extent to which fair value is less than par. Accordingly, we recorded a $0.2 million gain and a $0.4 million loss in Stockholders’ equity in Accumulated other comprehensive loss as of June 30, 2011 and December 31, 2010, respectively. Securities not subject to the UBS Offer are analyzed each reporting period for other-than-temporary impairment factors. Any future fluctuation in fair value related to these instruments that the Company judges to be temporary, including any recoveries of previous write-downs, would be recorded to other comprehensive income. If the Company determines that any future valuation adjustment was other-than-temporary, it would record a charge to earnings as appropriate. However, there can be no assurance that our current belief that the securities not subject to the UBS Offer will recover their value will not change.

Valuation of the Auction-Rate Securities Rights

Until the Rights were exercised and all UBS securities were sold on June 30, 2010, the Company valued the Rights using an income approach (present value technique) that maximized the use of observable market inputs. Specifically, the Company used the discount rate adjustment technique to determine an indication of fair value.

Overview of Acquisition-Related Contingent Consideration

At June 30, 2011 and December 31, 2010, the fair value of the contingent consideration is $9.2 million and $16.1 million, respectively. The material components of this obligation are discussed below.

Indevus

On February 23, 2009 (the Indevus Acquisition Date), the Company completed its initial tender offer for all outstanding shares of common stock of Indevus and completed its acquisition of Indevus on March 23, 2009, at which time Indevus became a wholly-owned subsidiary of the Company. The Indevus Shares were purchased at a price of $4.50 per Indevus Share, net to the seller in cash, plus contractual rights to receive up to an additional $3.00 per Indevus Share in contingent cash consideration payments related to potential future regulatory and commercial milestones related to AveedTM (the AveedTM Contingent Cash Consideration Agreement) and the octreotide NDA for the treatment of acromegaly (the Octreotide Contingent Cash Consideration Agreement). Additionally, upon the acquisition of Indevus, the Company assumed a pre-existing contingent consideration obligation relating to Indevus’ acquisition of Valera Pharmaceuticals, Inc. (the Valera Contingent Consideration Agreement), which could entitle former Valera shareholders to receive consideration from the Company upon U.S. Food and Drug Administration (FDA) approval of the octreotide implant for the treatment for acromegaly.

Qualitest

On November 30, 2010 (the Qualitest Acquisition Date), Endo acquired Qualitest, which was party to an asset purchase agreement with Teva Pharmaceutical Industries Ltd (Teva) (the Teva Agreement). Pursuant to this agreement, Qualitest purchased certain pipeline generic products from Teva and could be obligated to pay consideration to Teva upon the achievement of certain future regulatory milestones (the Teva Contingent Consideration).

Valuation of the Acquisition-Related Contingent Consideration

Indevus

The Indevus Contingent Consideration Agreements were measured and recognized at fair value upon the Indevus Acquisition Date and are required to be re-measured on a recurring basis, with changes to fair value recorded in Acquisition-related items in the accompanying Condensed Consolidated Statements of Operations. The fair values were determined using a probability-weighted discounted cash flow model, or income approach. This fair value measurement technique is based on significant inputs not observable in the market and thus represents a Level 3 measurement within the fair value hierarchy. The valuation of each Indevus Contingent Consideration Agreement is described in further detail below:

•

AveedTM Contingent Consideration – The range of the undiscounted amounts the Company could pay under the AveedTM Contingent Cash Consideration Agreement is between zero and approximately $175.0 million. Under this agreement, there are three scenarios that could potentially lead to amounts being paid to the former stockholders of Indevus. These scenarios are (1) obtaining an AveedTM With Label approval, (2) obtaining an AveedTM Without Label approval and (3) achieving the $125.0 million sales milestone on or prior to the fifth anniversary of the date of the first commercial sale of AveedTM should the AveedTM Without Label approval be obtained. The fourth scenario is AveedTM not receiving approval within three years of the closing of the Offer, which would result in no payment to the former stockholders of Indevus. Each scenario was assigned a probability based on the current regulatory status of AveedTM. The resultant probability-weighted cash flows were then discounted using a discount rate of U.S. Prime plus 300 basis points, which the Company believes is appropriate and is representative of a market participant assumption. Using this valuation technique, the fair value of the contractual obligation to pay the AveedTM Contingent Consideration was determined to be zero at June 30, 2011, $7.1 million at December 31, 2010 and $133.1 million on the Indevus Acquisition Date.

•

Octreotide Contingent Consideration – The range of the undiscounted amounts the Company could pay under the Octreotide Contingent Cash Consideration Agreement is between zero and approximately $91.0 million. Under this agreement, the two scenarios that require consideration are (1) approval of octreotide on or before the fourth anniversary of the closing of the Offer or (2) no octreotide approval on or before the fourth anniversary of the closing of the Offer. Each scenario was assigned a probability based on the current development stage of octreotide. The resultant probability-weighted cash flows were then discounted using a discount rate of U.S. Prime plus 300 basis points, which the Company believes is appropriate and is representative of a market participant assumption. Using this valuation technique, the fair value of the contractual obligation to pay the Octreotide Contingent Consideration was determined to be zero at both June 30, 2011 and December 31, 2010 and $39.8 million on the Indevus Acquisition Date.

•

Valera Contingent Consideration – The range of the undiscounted amounts the Company could pay under the Valera Contingent Cash Consideration Agreement is between zero and approximately $33.0 million. The fair value of the Valera Contingent Consideration is estimated using the same assumptions used for the AveedTM Contingent Cash Consideration Agreement and Octreotide Contingent Cash Consideration Agreement, except that the probabilities associated with the Valera Contingent Consideration take into account the probability of obtaining the Octreotide Approval on or before the fourth anniversary of the closing of the Offer. This is due to the fact that the Valera Contingent Consideration will not be paid unless octreotide for the treatment of acromegaly is approved prior to April 18, 2012. Using this valuation technique, the fair value of the contractual obligation to pay the Valera Contingent Consideration was determined to be zero at both June 30, 2011 and December 31, 2010 and $13.7 million on the Indevus Acquisition Date.

At June 30, 2011, the aggregate fair value of the three Indevus Contingent Consideration Agreements decreased from $7.1 million at December 31, 2010 to zero at June 30, 2011. This decrease primarily reflects management’s current assessment of the probability that it will not be obligated to make contingent consideration payments based on the anticipated timeline for the NDA filings and FDA approvals of AveedTM. The decrease in the liability was recorded as a gain and was included in Acquisition-related items in the accompanying Condensed Consolidated Statements of Operations.

Qualitest

On November 30, 2010 (the Qualitest Acquisition Date), Endo acquired Qualitest, who was party to an asset purchase agreement with Teva Pharmaceutical Industries Ltd (Teva) (the Teva Agreement). Pursuant to this agreement, Qualitest purchased certain pipeline generic products from Teva and could be obligated to pay consideration to Teva upon the achievement of certain future regulatory milestones (the Teva Contingent Consideration).

The range of the undiscounted amounts the Company could pay under the Teva Agreement is between zero and $12.5 million. The Company is accounting for the Teva Contingent Consideration in the same manner as if it had entered into that arrangement with respect to its acquisition of Qualitest. Accordingly, the fair value was estimated based on a probability-weighted discounted cash flow model, or income approach. The resultant probability-weighted cash flows were then discounted using a discount rate of U.S. Prime plus 300 basis points. This fair value measurement is based on significant inputs not observable in the market and thus represents a Level 3 measurement within the fair value hierarchy. Using this valuation technique, the fair value of the contractual obligation to pay the Teva Contingent Consideration was determined to be $8.8 million at June 30, 2011 and $9.0 million at December 31, 2010 and the Qualitest Acquisition Date, respectively.

The decrease from December 31, 2010 to June 30, 2011 primarily reflects changes of our present value assumptions associated with our valuation model. The decrease in the liability was recorded as a gain and is included in Acquisition-related items in the accompanying Condensed Consolidated Statements of Operations.

The following tables present changes to the Company’s financial assets and liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the three months ended June 30, 2011 and 2010 (in thousands):

Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
Auction-rate Securities
Assets:
Balance at April 1, 2011	$17,409
Securities sold or redeemed	—
Transfers in and/or (out) of Level 3	—
Changes in fair value recorded in earnings	—
Unrealized gains included in other comprehensive income	96

Balance at June 30, 2011	$17,505

Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
Acquisition-related Contingent Consideration
Liabilities:
Balance at April 1, 2011	$(16,192)
Amounts (acquired) sold / (issued) settled, net	414
Transfers in and/or (out) of Level 3	—
Changes in fair value recorded in earnings	6,545

Balance at June 30, 2011	$(9,233)

	Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
	Auction-rate Securities	Auction-rate Securities Rights	Total
Balance at April 1, 2010	$186,851	$13,749	$200,600
Securities sold or redeemed	(182,850)	—	(182,850)
Securities purchased or acquired	—	—	—
Transfers in and/or (out) of Level 3	—	—	—
Changes in fair value recorded in earnings	13,714	(13,749)	(35)
Unrealized gain included in other comprehensive loss	(20)	—	(20)

Balance at June 30, 2010	$17,695	$—	$17,695

Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
Acquisition-related Contingent Consideration
Liabilities:
Balance at April 1, 2010	$(59,360)
Amounts (acquired) sold / (issued) settled, net	—
Transfers in and/or (out) of Level 3	—
Changes in fair value recorded in earnings	(230)

Balance at June 30, 2010	$(59,590)

The following tables present changes to the Company’s financial assets and liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the six months ended June 30, 2011 and 2010 (in thousands):

Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
Auction-rate Securities
Assets:
Balance at January 1, 2011	$17,332
Securities sold or redeemed	—
Transfers in and/or (out) of Level 3	—
Changes in fair value recorded in earnings	—
Unrealized gains included in other comprehensive income	173

Balance at June 30, 2011	$17,505

Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
Acquisition-related Contingent Consideration
Liabilities:
Balance at January 1, 2011	$(16,050)
Amounts (acquired) sold / (issued) settled, net	(413)
Transfers in and/or (out) of Level 3	—
Changes in fair value recorded in earnings	7,230

Balance at June 30, 2011	$(9,233)

	Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
	Auction-rate Securities	Auction-rate Securities Rights	Total
Balance at January 1, 2010	$207,334	$15,659	$222,993
Securities sold or redeemed	(205,050)	—	(205,050)
Securities purchased or acquired	—	—	—
Transfers in and/or (out) of Level 3	—	—	—
Changes in fair value recorded in earnings	15,420	(15,659)	(239)
Unrealized gain included in other comprehensive loss	(9)	—	(9)

Balance at June 30, 2010	$17,695	$—	$17,695

Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
Acquisition-related Contingent Consideration
Liabilities:
Balance at January 1, 2010	$(58,470)
Amounts (acquired) sold / (issued) settled, net	—
Transfers in and/or (out) of Level 3	—
Changes in fair value recorded in earnings	(1,120)

Balance at June 30, 2010	$(59,590)

At June 30, 2011 and December 31, 2010, the respective fair values of the Company’s trading securities were zero. The following is a summary of available-for-sale securities held by the Company as of June 30, 2011 and December 31, 2010 (in thousands):

	Available-for-sale
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized (Losses)	Fair Value
June 30, 2011:
Money market funds	$111,247	$—	$—	$111,247

Total included in cash and cash equivalents	$111,247	$—	$—	$111,247
Commercial paper	71,003	—	—	71,003

Total other short-term available-for-sale securities	$71,003	$—	$—	$71,003
Auction-rate securities	18,800	—	(1,295)	17,505
Equity securities	5,564	—	(1,864)	3,700

Long-term available-for-sale securities	$24,364	$—	$(3,159)	$21,205
Total available-for-sale securities	$206,614	$—	$(3,159)	$203,455

December 31, 2010:
Money market funds	$149,318	$—	$—	$149,318

Total included in cash and cash equivalents	$149,318	$—	$—	$149,318
Auction-rate securities	18,800	—	(1,468)	17,332
Equity securities	5,564	613	—	6,177

Long-term available-for-sale securities	$24,364	$613	$(1,468)	$23,509
Total available-for-sale securities	$173,682	$613	$(1,468)	$172,827

As previously discussed, the Company has determined that the gross unrealized losses associated with the auction-rate securities are not other-than-temporary. The Company also reviewed the gross unrealized losses associated with our equity securities as of June 30, 2011 and determined that these losses were not other-than-temporary, primarily because the Company has both the ability and intent to hold the investments for a period of time we believe will be sufficient to recover such losses.

We did not sell any of our remaining auction-rate securities during the three or six months ended June 30, 2011. During the six-month period ended June 30, 2010, we sold $230.3 million of auction-rate securities at par value. During the three-month period ended June 30, 2010, we sold $197.9 million of auction-rate securities at par value. There were no realized holding gains and losses resulting from the sales of our auction rate securities during the periods ended June 30, 2011 and 2010. The cost of securities sold is based on the specific identification method.

The underlying assets of our auction-rate securities are student loans. Student loans are insured by the Federal Family Education Loan Program, or FFELP.

As of June 30, 2011, the yields on our long-term auction-rate securities ranged from 0.26% to 0.30%. These yields represent the predetermined “maximum” reset rates that occur upon auction failures according to the specific terms within each security’s prospectus. As of June 30, 2011, the weighted average yield for our long-term auction-rate securities was 0.28%. Total interest recognized on our auction-rate securities during the six months ended June 30, 2011 and 2010 was less than $0.1 million and $0.6 million, respectively. The issuers have been making interest payments promptly.

The amortized cost and estimated fair value of available-for-sale debt and equity securities by contractual maturities are shown below (in thousands). Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	June 30, 2011		December 31, 2010
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Available-for-sale debt securities:
Due in less than 1 year	$71,003	$71,003	$—	$—
Due in 1 to 5 years	—	—	—	—
Due in 5 to 10 years	—	—	—	—
Due after 10 years	18,800	17,505	18,800	17,332
Equity securities	5,564	3,700	5,564	6,177

Total	$95,367	$92,208	$24,364	$23,509

NOTE 4. INVENTORIES

Inventories are comprised of the following at June 30, 2011 and December 31, 2010, respectively (in thousands):

	June 30, 2011	December 31, 2010
Raw materials	$87,560	$45,957
Work-in-process	63,033	34,208
Finished goods	153,065	98,640

Total	$303,658	$178,805

Inventory amounts in the table above are shown net of obsolescence. Our reserve for obsolescence is not material to the Condensed Consolidated Balance Sheets for any of the periods presented and therefore has not been separately disclosed.

NOTE 5. ACQUISITIONS

AMS

On June 17, 2011 (the AMS Acquisition Date), the Company completed its acquisition of all outstanding shares of common stock of AMS for approximately $2.4 billion in aggregate consideration, including $71.6 million related to existing AMS stock-based compensation awards and certain other amounts, at which time AMS became a wholly-owned subsidiary of the Company. AMS’ shares were purchased at a price of $30.00 per share.

AMS is a worldwide developer and provider of technology solutions to physicians treating men’s and women’s pelvic health conditions. The AMS business and applicable services include:

Men’s Health.

AMS supplies surgical solutions for the treatment of male urinary incontinence, the involuntary release of urine from the body. The fully implantable AMS 800® system includes an inflatable urethral cuff to restrict flow through the urethra and a control pump that allows the patient to discreetly open the cuff when he wishes to urinate. Since 2000, AMS has also been selling the InVance® sling system, a less-invasive procedure for men with moderate incontinence, and in 2007, AMS released the AdVance® sling system for the treatment of mild to moderate stress urinary incontinence. AMS also offers the UroLume® endoprosthesis stent as a less invasive procedure for patients who may not be good surgical candidates, as well as for men suffering from bulbar urethral strictures.

AMS also supplies penile implants to treat erectile dysfunction, the inability to achieve or maintain an erection sufficient for sexual intercourse, with a series of semi-rigid malleable prostheses and a complete range of more naturally functioning inflatable prostheses, including the AMS 700® MS. AMS has refined its implants over the years with improvements to the AMS 700® series of inflatable prostheses, including the AMS 700 LGX® and the MS Pump®. Another key factor that distinguishes AMS’s products is the use of the InhibiZone® antibiotic coating, which received FDA approval in July 2009 for our product claim that InhibiZone® reduces the rate of revision surgery due to surgical infections.

Women’s Health.

AMS offers a broad range of systems, led by Monarc® and MiniArc®, to treat female stress urinary incontinence, which generally results from a weakening of the tissue surrounding the bladder and urethra which can be a result of pregnancy, childbirth and aging. Monarc® incorporates unique helical needles to place a self-fixating, sub-fascial hammock through the obturator foramin. AMS’ s MiniArc® Single-Incision Sling for stress incontinence was released in 2007 and requires just one incision to surgically place a small sling under the urethra, which minimizes tissue disruption and potential for blood loss, thereby allowing the procedure to be done with less anesthesia on an outpatient basis. In 2010, AMS launched the MiniArc PreciseTM, which is designed to enhance the ease and accuracy of placement of the MiniArc® device.

AMS also offers solutions for pelvic floor prolapse and other pelvic floor disorders, which may be caused by pregnancy, labor, and childbirth. In 2008, AMS introduced the Elevate® transvaginal pelvic floor repair system, with no external incisions. Using an anatomically designed needle and self-fixating tips, Elevate® allows for safe, simple and precise mesh placement through a single vaginal incision. The posterior system was launched in 2008 and the anterior system was launched in 2009.

BPH Therapy.

AMS’s products can be used to relieve restrictions on the normal flow of urine from the bladder caused by bladder obstructions, generally the result of benign prostatic hyperplasia (BPH) or bulbar urethral strictures. AMS offers men experiencing a physical obstruction of the prostatic urethra an alternative to a transurethral resection of the prostate (TURP), with the GreenLightTM photovaporization of the prostate. This laser therapy is designed to reduce the comorbidities associated with TURP. AMS’s GreenLightTM XPS and MoXyTM Liquid Cooled Fiber provide shorter treatment times with similar long-term results compared to other laser systems. The GreenLightTM laser system offers an optimal laser beam that balances vaporization of tissue with coagulation to prevent blood loss and providing enhanced surgical control compared to other laser systems. AMS also offers the StoneLight® laser and SureFlexTM fiber optics for the treatment of urinary stones. StoneLight® is a lightweight and portable 15-watt holmium laser that offers the right amount of power to effectively fragment most urinary stones. The SureFlexTM fiber optic line is engineered to deliver more energy safely and effectively, even under maximum scope deflection, for high performance holmium laser lithotripsy.

AMS’s TherMatrx® product is designed for those men not yet to the point of urethral obstruction, but for whom symptomatic relief is desired. It is a less-invasive tissue ablation technique that can be performed in a physician’s office using microwave energy delivered to the prostate.

The acquisition of AMS provides Endo scale in its Devices and Services business segment, and the combination of AMS with Endo’s existing platform will provide additional cost-effective solutions across the entire urology spectrum.

The operating results of AMS from and including June 18, 2011 are included in the accompanying Condensed Consolidated Statements of Operations. The Condensed Consolidated Balance Sheet as of June 30, 2011 reflects the acquisition of AMS.

The following table summarizes the fair values of the assets acquired and liabilities assumed at the AMS Acquisition Date (in thousands):

June 17, 2011
Cash and cash equivalents	$47,289
Commercial paper	71,000
Accounts receivable	73,868
Other receivables	791
Inventories	75,525
Prepaid expenses and other current assets	7,133
Income taxes receivable	11,179
Deferred income taxes	15,360
Property and equipment	57,372
Other intangible assets	1,390,000
Other assets	4,581

Total identifiable assets	$1,754,098

Accounts payable	$9,437
Accrued expenses	45,648
Deferred income taxes	507,019
Long-term debt	520,012
Other liabilities	23,578

Total liabilities assumed	$1,105,694

Net identifiable assets acquired	$648,404
Goodwill	$1,752,427

Net assets acquired	$2,400,831

The above estimated fair values of assets acquired and liabilities assumed are provisional and are based on the information that was available as of the AMS Acquisition Date to estimate the fair value of assets acquired and liabilities assumed. The Company believes that information provides a reasonable basis for estimating the fair values but the Company is waiting for additional information necessary to finalize those amounts, particularly with respect to the estimated fair value of intangible assets, property and equipment, contingent assets and liabilities, and deferred income taxes. Thus, the provisional measurements of fair value reflected are subject to change. Such changes could be significant. The Company expects to finalize the valuation and complete the purchase price allocation as soon as practicable but no later than one year from the AMS Acquisition Date.

The valuation of the intangible assets acquired and related amortization periods are as follows:

	Valuation (in millions)	Amortization Period (in years)
Customer Relationships:
Men’s Health	$97.0	17
Women’s Health	49.0	15
BPH	26.0	13

Total	$172.0	16

Developed Technology:
Men’s Health	$690.0	18
Women’s Health	230.0	9
BPH	161.0	18

Total	$1,081.0	16

In Process Research & Development:
Oracle	$22.0	n/a
Genesis	14.0	n/a
TOPAS	8.0	n/a
Other	22.0	n/a

Total	$66.0	n/a

Tradename:
AMS	$59.0	n/a
GreenLight	12.0	15

Total	$71.0	n/a

Total other intangible assets	$1,390.0	n/a

The fair value of the developed technology, in-process research and development and customer relationship assets were estimated using a discounted present value income approach. Under this method, an intangible asset’s fair value is equal to the present value of the incremental after-tax cash flows (excess earnings) attributable solely to the intangible asset over its remaining useful life. To calculate fair value, the Company used cash flows discounted at rates considered appropriate given the inherent risks associated with each type of asset. The Company believes that the level and timing of cash flows appropriately reflect market participant assumptions. The fair value of the AMS and GreenLight tradenames were estimated using an income approach, specifically known as the relief from royalty method. The relief from royalty method is based on a hypothetical royalty stream that would be received if the Company were to license the AMS or GreenLight tradename. Thus, we derived the hypothetical royalty income from the projected revenues of AMS and GreenLight products, respectively. Cash flows were assumed to extend through the remaining economic useful life of each class of intangible asset.

The $1,752.4 million of goodwill was assigned to our Devices and Services segment. The goodwill recognized is attributable primarily to strategic and synergistic opportunities across the entire urology spectrum, expected corporate synergies, the assembled workforce of AMS and other factors. Approximately $13.2 million of goodwill is expected to be deductible for income tax purposes.

Deferred tax assets of $15.4 million are related primarily to federal net operating loss and credit carryforwards of AMS and its subsidiaries. Deferred tax liabilities of $507.0 million are related primarily to the difference between the book basis and tax basis of identifiable intangible assets.

The Company recognized $21.1 million and $23.3 million of AMS acquisition-related costs that were expensed during the three and six months ended June 30, 2011, respectively. These costs are included in Acquisition-related items in the accompanying Condensed Consolidated Statements of Operations and are comprised of the following items (in thousands):

	Acquisition-related Costs	Acquisition-related Costs
	Three months ended June 30, 2011	Six months ended June 30, 2011
Bank fees	$16,070	$16,070
Legal, separation, integration, and other costs	5,058	7,194

Total	$21,128	$23,264

The amounts of revenue and net income of AMS included in the Company’s Condensed Consolidated Statements of Operations from and including June 18, 2011 to June 30, 2011 are as follows (in thousands, except per share data):

Revenue and Income included in the Condensed Consolidated Statements of Operations from and including June 18, 2011 to June 30, 2011
Revenue	$26,812
Net income attributable to Endo Pharmaceuticals Holdings Inc.	$2,094
Basic net income per share	$0.02
Diluted net income per share	$0.02

The following supplemental pro forma information presents the financial results as if the acquisition of AMS had occurred on January 1, 2010 for the three and six months ended June 30, 2011 and 2010. This supplemental pro forma information has been prepared for comparative purposes and does not purport to be indicative of what would have occurred had the acquisition been made on January 1, 2010, nor are they indicative of any future results.

	Three months ended June 30, 2011	Six months ended June 30, 2011
Pro forma consolidated results (in thousands, except per share data):
Revenue	$705,119	$1,406,013
Net income attributable to Endo Pharmaceuticals Holdings Inc.	$14,810	$89,740
Basic net income per share	$0.13	$0.77
Diluted net income per share	$0.12	$0.74

	Three months ended June 30, 2010	Six months ended June 30, 2010
Pro forma consolidated results (in thousands, except per share data):
Revenue	$532,939	$1,032,585
Net income attributable to Endo Pharmaceuticals Holdings Inc.	$26,925	$56,385
Basic net income per share	$0.23	$0.48
Diluted net income per share	$0.23	$0.48

These amounts have been calculated after applying the Company’s accounting policies and adjusting the results of AMS to reflect factually supportable adjustments that give effect to events that are directly attributable to the AMS Acquisition, including the borrowing under the 2011 Credit Facility, 2019 Notes, and 2022 Notes as well as the additional depreciation and amortization that would have been charged assuming the fair value adjustments primarily to property, plant and equipment, inventory, and intangible assets, had been applied on January 1, 2010, together with the consequential tax effects.

Qualitest

On November 30, 2010 (the Qualitest Acquisition Date), Endo completed its acquisition of all of the issued and outstanding capital stock of Generics International (US Parent), Inc. (Qualitest) from an affiliate of Apax Partners, L.P. for approximately $769.4 million. In addition, Endo paid $406.8 million to retire Qualitest’s outstanding debt and related interest rate swap on November 30, 2010. In connection with the Qualitest acquisition, $108 million of the purchase price was placed into two separate escrow accounts. One of the escrow accounts is $8 million and will be used to fund any working capital adjustments, as defined in the Qualitest Stock Purchase Agreement. We expect this escrow to be settled in 2011. There is also a $100 million escrow account that will be used to fund all claims arising out of or related to the Qualitest acquisition.

In connection with the $100 million escrow account, to the extent that we are able to realize tax benefits for costs that are funded by the escrow account, we will be required to share these tax benefits with Apax.

Qualitest is a manufacturer and distributor of generic drugs and over-the-counter pharmaceuticals throughout the United States. Qualitest’s product portfolio is comprised of 175 product families in various forms including tablets, capsules, creams, ointments, suppositories, and liquids. This acquisition has enabled us to gain critical mass in our generics business while strengthening our pain portfolio through a larger breadth of product offerings.

The operating results of Qualitest from November 30, 2010 are included in the accompanying Condensed Consolidated Statements of Operations. The Consolidated Balance Sheet as of June 30, 2011 and December 31, 2010 reflect the acquisition of Qualitest, effective November 30, 2010, the date the Company obtained control of Qualitest.

The following table summarizes the fair values of the assets acquired and liabilities assumed at the Qualitest Acquisition Date (in thousands):

	November 30, 2010 (As initially reported)	Measurement period adjustments	November 30, 2010 (As adjusted)
Cash and cash equivalents	$21,828	$—	$21,828
Accounts receivable	93,228	—	93,228
Other receivables	1,483	—	1,483
Inventories	95,000	—	95,000
Prepaid expenses and other current assets	2,023	(121)	1,902
Deferred income taxes	63,509	4,817	68,326
Property, Plant and equipment	135,807	—	135,807
Other intangible assets	843,000	(7,000)	836,000

Total identifiable assets	$1,255,878	$(2,304)	$1,253,574

Accounts payable	$27,422	$—	$27,422
Accrued expenses	55,210	3,466	58,676
Deferred income taxes	207,733	(2,468)	205,265
Long-term debt	406,758	—	406,758
Other liabilities	9,370	—	9,370

Total liabilities assumed	$706,493	$998	$707,491

Net identifiable assets acquired	$549,385	$(3,302)	$546,083
Goodwill	$219,986	$3,302	$223,288

Net assets acquired	$769,371	$—	$769,371

The above estimated fair values of assets acquired and liabilities assumed are provisional and are based on the information that was available as of the Qualitest Acquisition Date. The Company believes that information provides a reasonable basis for estimating the fair values but the Company is waiting for additional information necessary to finalize those amounts, particularly with respect to intangible assets, certain liabilities and deferred income taxes. Thus, the provisional measurements of fair value reflected are subject to change. Such changes could be significant. The Company expects to finalize the valuation and complete the purchase price allocation as soon as practicable but no later than one year from the Qualitest Acquisition Date.

The valuation of the intangible assets acquired and related amortization periods are as follows:

	Valuation (in millions)	Amortization Period (in years)
Developed Technology:
Hydrocodone and acetaminophen	$119.0	17
Oxycodone and acetaminophen	30.0	17
Promethazine	46.0	16
Isosorbide Mononitrate ER	42.0	16
Multi Vitamins	38.0	16
Trazodone	17.0	16
Butalbital, acetaminophen, and caffeine	25.0	16
Triprevifem	16.0	13
Spironolactone	13.0	17
Hydrocortisone	34.0	16
Hydrochlorothiazide	16.0	16
Controlled Substances	52.0	16
Oral Contraceptives	8.0	13
Others	162.0	17

Total	$618.0	16

In Process Research & Development:
Generics portfolio with anticipated 2011 launch	$63.0	n/a
Generics portfolio with anticipated 2012 launch	30.0	n/a
Generics portfolio with anticipated 2013 launch	17.0	n/a
Generics portfolio with anticipated 2014 launch	88.0	n/a

Total	$198.0	n/a

Tradename:
Qualitest tradename	$20.0	15

Total	$20.0	15

Total other intangible assets	$836.0	n/a

The fair value of the developed technology assets and in-process research and development assets were estimated using an income approach. Under this method, an intangible asset’s fair value is equal to the present value of the incremental after-tax cash flows (excess earnings) attributable solely to the intangible asset over its remaining useful life. To calculate fair value, the Company used probability-weighted cash flows discounted at rates considered appropriate given the inherent risks associated with each type of asset. The Company believes that the level and timing of cash flows appropriately reflect market participant assumptions. Cash flows were generally assumed to extend through the shorter of the patent or estimated useful life of the developed technology or in-process research and development asset. The fair value of the Qualitest Tradename was estimated using an income approach, specifically known as the relief from royalty method. The relief from royalty method is based on a hypothetical royalty stream that would be received if the Company were to license the Qualitest Tradename. Thus, we derived the hypothetical royalty income from the projected revenues of Qualitest.

The $223.3 million of goodwill was assigned to our Generics segment. The goodwill recognized is attributable primarily to expected purchasing, manufacturing and distribution synergies as well as their assembled workforce. Approximately $170.4 million of goodwill is expected to be deductible for income tax purposes.

Deferred tax assets of $68.3 million are related primarily to federal and state net operating loss and credit carryforwards of Qualitest and its subsidiaries. Deferred tax liabilities of $205.3 million are related primarily to the difference between the book basis and tax basis of identifiable intangible assets.

The Company recognized $1.4 million and $4.6 million of Qualitest acquisition-related costs that were expensed during the three and six months ended June 30, 2011, respectively. These costs are included in Acquisition-related items in the accompanying Condensed Consolidated Statements of Operations and are comprised of the following items (in thousands):

	Acquisition-related Costs
	Three months ended June 30, 2011	Six months ended June 30, 2011
Bank fees	$—	$—
Legal, separation, integration, and other costs	1,353	4,594

Total	$1,353	$4,594

The following supplemental pro forma information presents the financial results as if the acquisition of Qualitest had occurred on January 1, 2010 for the three and six months ended June 30, 2010. This supplemental pro forma information has been prepared for comparative purposes and does not purport to be indicative of what would have occurred had the acquisition been made on January 1, 2010, nor are they indicative of any future results.

	Three months ended June 30, 2010	Six months ended June 30, 2010
Pro forma consolidated results (in thousands, except per share data):
Revenue	$481,382	$926,193
Net income attributable to Endo Pharmaceuticals Holdings Inc.	$50,004	$109,787
Basic net income per share	$0.43	$0.94
Diluted net income per share	$0.43	$0.94

These amounts have been calculated after applying the Company’s accounting policies and adjusting the results of Qualitest to reflect the additional depreciation and amortization that would have been charged assuming the fair value adjustments primarily to property, plant and equipment and intangible assets, had been applied on January 1, 2010, together with the consequential tax effects.

Penwest Pharmaceuticals Co.

On September 20, 2010 (the Penwest Acquisition Date), the Company completed its tender offer for the outstanding shares of common stock of Penwest, at which time Penwest became a majority-owned subsidiary of the Company. On November 4, 2010, we closed this acquisition immediately following a special meeting of shareholders of Penwest at which they approved the merger. We paid approximately $171.8 million in aggregate cash consideration. Penwest is now our wholly-owned subsidiary.

This transaction contributes to Endo’s core pain management franchise and permits us to maximize the value of our oxymorphone franchise.

The operating results of Penwest from September 20, 2010 are included in the accompanying Condensed Consolidated Statements of Operations. The Condensed Consolidated Balance Sheets as of June 30, 2011 and December 31, 2010 reflect the acquisition of Penwest, effective September 20, 2010, the date the Company obtained control of Penwest.

The following table summarizes the fair values of the assets acquired and liabilities assumed at the Penwest Acquisition Date (in thousands):

	September 20, 2010 (As initially reported)	Measurement period adjustments	September 20, 2010 (As adjusted)
Cash and cash equivalents	$22,343	$—	$22,343
Marketable securities	800	—	800
Accounts receivable	10,885	(19)	10,866
Other receivables	132	(1)	131
Inventories	396	11	407
Prepaid expenses and other current assets	716	(223)	493
Deferred income taxes	27,175	3,003	30,178
Property and equipment	1,115	(200)	915
Other intangible assets	111,200	—	111,200
Other assets	2,104	—	2,104

Total identifiable assets	$176,866	$2,571	$179,437

Accounts payable	$229	$—	$229
Income taxes payable	347	(187)	160
Penwest shareholder liability	20,815	(20,815)	—
Accrued expenses	1,455	87	1,542
Deferred income taxes	39,951	379	40,330
Other liabilities	4,403	118	4,521

Total liabilities assumed	$67,200	$(20,418)	$46,782

Net identifiable assets acquired	$109,666	$22,989	$132,655
Goodwill	$37,952	$1,159	$39,111

Net assets acquired	$147,618	$24,148	$171,766

The above estimated fair values of assets acquired and liabilities assumed are provisional and are based on the information that was available as of the Penwest Acquisition Date to estimate the fair value of assets acquired and liabilities assumed. The Company believes that information provides a reasonable basis for estimating the fair values but the Company is waiting for additional information necessary to finalize those amounts, particularly with respect to intangible assets and deferred taxes. Thus, the provisional measurements of fair value reflected are subject to change. Such changes could be significant. The Company expects to finalize the valuation and complete the purchase price allocation as soon as practicable but no later than one year from the Penwest Acquisition Date.

The valuation of the intangible assets acquired and related amortization periods are as follows (in millions):

	Valuation	Amortization Period (in years)
In Process Research & Development:
Otsuka	$5.5	n/a
A0001	1.6	n/a

Total	$7.1	n/a

Developed Technology:
Opana® ER	$104.1	10

Total	$104.1	10

Total other intangible assets	$111.2	n/a

The fair values of the in-process research and development assets and developed technology asset were estimated using an income approach. To calculate fair value, the Company used probability-weighted cash flows discounted at rates considered appropriate given the inherent risks associated with the asset. The Company believes that the level and timing of cash flows appropriately reflect market participant assumptions. Cash flows were generally assumed to extend through the shorter of the patent or estimated useful life of our developed technology or in-process research and development asset.

The $39.1 million of goodwill was assigned to our Branded Pharmaceuticals segment. The goodwill recognized is attributable primarily to the control premium associated with our oxymorphone franchise and other factors. None of the goodwill is expected to be deductible for income tax purposes.

Deferred tax assets of $30.2 million are related primarily to federal net operating loss and credit carryforwards of Penwest. Deferred tax liabilities of $40.3 million are related primarily to the difference between the book basis and tax basis of the identifiable intangible assets.

The Company recognized $0.2 million of Penwest acquisition-related costs that were expensed during the three and six months ended June 30, 2011. These costs are included in Acquisition-related items in the accompanying Condensed Consolidated Statements of Operations.

Due to the pro forma impacts of eliminating the pre-existing intercompany royalties between Penwest and Endo, which were determined to be at fair value, we have not provided supplemental pro forma information as amounts are not material to the Condensed Consolidated Statements of Operations. We have also considered the impacts of Penwest, since the date we obtained a majority interest, on our Consolidated Statement of Operations and concluded amounts were not material.

HealthTronics, Inc.

On July 2, 2010 (the HealthTronics Acquisition Date), the Company completed its initial tender offer for all outstanding shares of common stock of HealthTronics and obtained effective control of HealthTronics. On July 12, 2010, Endo completed its acquisition of HealthTronics for approximately $214.8 million in aggregate cash consideration for 100% of the outstanding shares, at which time HealthTronics became a wholly-owned subsidiary of the Company. HealthTronics’ shares were purchased at a price of $4.85 per HealthTronics Share. In addition, Endo paid $40 million to retire HealthTronics debt that had been outstanding under its Senior Credit Facility. As a result of the acquisition, the HealthTronics Senior Credit Facility was terminated.

HealthTronics is a provider of healthcare services and manufacturer of medical devices, primarily for the urology community. The HealthTronics business and applicable services include:

Lithotripsy services.

HealthTronics provides lithotripsy services, which is a medical procedure where a device called a lithotripter transmits high energy shockwaves through the body to break up kidney stones. Lithotripsy services are provided principally through limited partnerships and other entities that HealthTronics manages, which use lithotripters. In 2010, physician partners used our lithotripters to perform approximately 50,000 procedures in the U.S. While the physicians render medical services, HealthTronics does not. As the general partner of limited partnerships or the manager of other types of entities, HealthTronics also provide services relating to operating its lithotripters, including scheduling, staffing, training, quality assurance, regulatory compliance, and contracting with payors, hospitals, and surgery centers.

Prostate treatment services.

HealthTronics provides treatments for benign and cancerous conditions of the prostate. In treating benign prostate disease, HealthTronics deploys three technologies in a number of its partnerships above: (1) photo-selective vaporization of the prostate (PVP), (2) trans-urethral needle ablation (TUNA), and (3) trans-urethral microwave therapy (TUMT). All three technologies apply an energy source which reduces the size of the prostate gland. For treating prostate and other cancers, HealthTronics uses a procedure called cryosurgery, a process which uses lethal ice to destroy tissue such as tumors for therapeutic purposes. In April 2008, HealthTronics acquired Advanced Medical Partners, Inc., which significantly expanded its cryosurgery partnership base. In July 2009, HealthTronics acquired Endocare, Inc., which manufactures both the medical devices and related consumables utilized by its cryosurgery operations and also provides cryosurgery treatments. The prostate treatment services are provided principally by using equipment that HealthTronics leases from limited partnerships and other entities that HealthTronics manages. Benign prostate disease and cryosurgery cancer treatment services are billed in the same manner as its lithotripsy services under either retail or wholesale contracts. HealthTronics also provides services relating to operating the equipment, including scheduling, staffing, training, quality assurance, regulatory compliance, and contracting.

Radiation therapy services.

HealthTronics provides image guided radiation therapy (IGRT) technical services for cancer treatment centers. Its IGRT technical services may relate to providing the technical (non-physician) personnel to operate a physician practice group’s IGRT equipment, leasing IGRT equipment to a physician practice group, providing services related to helping a physician practice group establish an IGRT treatment center, or managing an IGRT treatment center.

Anatomical pathology services.

HealthTronics provides anatomical pathology services primarily to the urology community. HealthTronics has one pathology lab located in Georgia, which provides laboratory detection and diagnosis services to urologists throughout the United States. In addition, in July 2008, HealthTronics acquired Uropath LLC, now referred to as HealthTronics Laboratory Solutions, which managed pathology laboratories located at Uropath sites for physician practice groups located in Texas, Florida and Pennsylvania. Through HealthTronics Laboratory Solutions, HealthTronics continues to provide administrative services to in-office pathology labs for practice groups and pathology services to physicians and practice groups with its lab equipment and personnel at the HealthTronics Laboratory Solutions laboratory sites.

Medical products manufacturing, sales and maintenance.

HealthTronics manufactures and sells medical devices focused on minimally invasive technologies for tissue and tumor ablation through cryoablation, which is the use of lethal ice to destroy tissue, such as tumors, for therapeutic purposes. HealthTronics develops and manufactures these devices for the treatment of prostate and renal cancers and our proprietary technologies also have applications across a number of additional markets, including the ablation of tumors in the lung, liver metastases and palliative intervention (treatment of pain associated with metastases). HealthTronics manufactures the related spare parts and consumables for these devices. HealthTronics also sells and maintains lithotripters and related spare parts and consumables.

The acquisition of HealthTronics reflects Endo’s desire to continue expanding our business beyond pain management into complementary medical areas where HealthTronics can be innovative and competitive. We believe this expansion will enable us to be a provider of multiple healthcare solutions and services that fill critical gaps in patient care.

The operating results of HealthTronics from July 2, 2010 are included in the accompanying Condensed Consolidated Statements of Operations. The Condensed Consolidated Balance Sheets as of June 30, 2011 and December 31, 2010 reflect the acquisition of HealthTronics, effective July 2, 2010, the date the Company obtained control of HealthTronics.

The following table summarizes the fair values of the assets acquired and liabilities assumed at the HealthTronics Acquisition Date (in thousands):

	July 2, 2010 (As initially reported)	Measurement period adjustments	July 2, 2010 (As Adjusted)
Cash and cash equivalents	$6,769	$—	$6,769
Accounts receivable	33,111	277	33,388
Other receivables	1,006	—	1,006
Inventories	12,399	—	12,399
Prepaid expenses and other current assets	5,204	—	5,204
Deferred income taxes	43,737	2,752	46,489
Property and equipment	30,687	—	30,687
Other intangible assets	65,866	7,258	73,124
Other assets	5,210	—	5,210

Total identifiable assets	$203,989	$10,287	$214,276

Accounts payable	$3,084	$—	$3,084
Accrued expenses	11,551	8,959	20,510
Deferred income taxes	20,377	1,999	22,376
Long-term debt	44,751	(1,291)	43,460
Other liabilities	1,434	351	1,785

Total liabilities assumed	$81,197	$10,018	$91,215

Net identifiable assets acquired	$122,792	$269	$123,061
Noncontrolling interests	$(60,119)	$(3,108)	$(63,227)
Goodwill	$152,170	$2,839	$155,009

Net assets acquired	$214,843	$—	$214,843

The above estimated fair values of assets acquired and liabilities assumed are based on the information that was available as of the HealthTronics Acquisition Date. As of June 30, 2011, our measurement period adjustments are complete.

The valuation of the intangible assets acquired and related amortization periods are as follows:

	Valuation (in millions)	Amortization Period (in years)
Endocare Developed Technology	$46.3	10
HealthTronics Tradename	14.6	15
Service Contract	12.2	n/a

Total	$73.1	n/a

The fair value of the developed technology asset was estimated using a discounted present value income approach. Under this method, an intangible asset’s fair value is equal to the present value of the incremental after-tax cash flows (excess earnings) attributable solely to the intangible asset over its remaining useful life. To calculate fair value, the Company used probability-weighted cash flows discounted at rates considered appropriate given the inherent risks associated with each type of asset. The Company believes that the level and timing of cash flows appropriately reflect market participant assumptions. Cash flows were assumed to extend through the patent life of the purchased technology. The fair value of the HealthTronics Tradename was estimated using an income approach, specifically known as the relief from royalty method. The relief from royalty method is based on a hypothetical royalty stream that would be received if the Company were to license the HealthTronics Tradename. Thus, we derived the hypothetical royalty income from the projected revenues of HealthTronics’ services.

HealthTronics has investments in partnerships and limited liability companies (LLCs) where we, as the general partner or managing member, exercise effective control. Accordingly, we consolidate various entities where we do not own 100% of the entity in accordance with the accounting consolidation principles. As a result, we are required to fair value the noncontrolling interests as part of our purchase price allocation. To calculate fair value, the Company used historical transactions which represented Level 2 data points within the fair value hierarchy to calculate applicable multiples of each respective noncontrolling interest in the partnerships and LLCs.

The $155.0 million of goodwill was assigned to our Devices and Services segment. The goodwill recognized is attributable primarily to strategic and synergistic opportunities across the HealthTronics network of urology partnerships, expected corporate synergies, the assembled workforce of HealthTronics and other factors. Approximately $33.6 million of goodwill is expected to be deductible for income tax purposes.

Deferred tax assets of $46.5 million are related primarily to federal net operating loss and credit carryforwards of HealthTronics and its subsidiaries. Deferred tax liabilities of $22.4 million are related primarily to the difference between the book basis and tax basis of identifiable intangible assets.

The Company recognized $1.5 million and $2.9 million of HealthTronics acquisition-related costs that were expensed during the three and six months ended June 30, 2011, respectively. These costs are included in Acquisition-related items in the accompanying Condensed Consolidated Statements of Operations and are comprised of the following items (in thousands):

	Acquisition-related Costs
	Three months ended June 30, 2011	Six months ended June 30, 2011
Bank fees	$—	$—
Legal, separation, integration, and other costs	1,511	2,861

Total	$1,511	$2,861

The following supplemental pro forma information presents the financial results as if the acquisition of HealthTronics had occurred on January 1, 2010 for the three and six months ended June 30, 2010. This supplemental pro forma information has been prepared for comparative purposes and does not purport to be indicative of what would have occurred had the acquisition been made on January 1, 2010, nor are they indicative of any future results.

	Three months ended June 30, 2010	Six months ended June 30, 2010
Pro forma consolidated results (in thousands, except per share data):
Revenue	$446,824	$859,625
Net income attributable to Endo Pharmaceuticals Holdings Inc.	$53,455	$115,163
Basic net income per share	$0.46	$0.99
Diluted net income per share	$0.46	$0.98

These amounts have been calculated after applying the Company’s accounting policies and adjusting the results of HealthTronics to reflect the additional depreciation and amortization that would have been charged assuming the fair value adjustments primarily to property, plant and equipment, and intangible assets, had been applied on January 1, 2010, together with the consequential tax effects.

NOTE 6. SEGMENT RESULTS

As a result of our 2010 acquisitions, the Company realigned its internal management reporting in 2010 to reflect a total of three reportable segments. These segments reflect the level at which executive management regularly reviews financial information to assess performance and to make decisions about resources to be allocated.

The three reportable business segments in which the Company now operates include: (1) Branded Pharmaceuticals, (2) Generics and (3) Devices and Services. Each segment derives revenue from the sales or licensing of their respective products or services and is discussed below.

Branded Pharmaceuticals

This group of products includes a variety of branded prescription products related to treating and managing pain as well as our urology, endocrinology and oncology products. The marketed products that are included in this operating segment include Lidoderm®, Opana® ER and Opana®, Percocet®, Voltaren® Gel, Frova®, Supprelin® LA, Vantas®, Valstar®, and FortestaTM Gel.

Generics

This segment is comprised of our legacy Endo non-branded generic portfolio and the portfolio from our recently acquired Qualitest business. Our generics business has historically focused on selective generics related to pain that have one or more barriers to market entry, such as complex formulation, regulatory or legal challenges or difficulty in raw material sourcing. With the addition of Qualitest, the segment’s product offerings now include products in the pain management, urology, central nervous system (CNS) disorder, immunosuppression, oncology, and hypertension markets, among others.

Devices and Services

The Devices and Services operating segment provides urological services, products and support systems to urologists, hospitals, surgery centers and clinics across the United States. These services and products are sold through the following eight business lines: men’s health, women’s health, BPH therapy, lithotripsy services, prostate treatment services, radiation therapy services, anatomical pathology services, and medical products manufacturing, sales and maintenance. These business lines are discussed in greater detail within Note 5.

In 2010, the Company began to evaluate segment performance based on each segment’s adjusted income (loss) before income tax. We define adjusted income (loss) before income tax as income (loss) before income tax before certain upfront and milestone payments to partners, acquisition-related items, cost reduction initiatives, asset impairment charges, amortization of intangible assets related to marketed products and customer relationships, inventory step-up recorded as part of our acquisitions, non-cash interest expense, and certain other items that the Company believes do not reflect its core operating performance. Certain corporate general and administrative expenses are not allocated and are therefore included within Corporate unallocated. We calculate consolidated adjusted income (loss) before income tax by adding the adjusted income (loss) before income tax of each of our reportable segments to corporate unallocated adjusted income (loss) before income tax.

The following represents selected information for the Company’s reportable segments for the three and six months ended June 30, 2011 and 2010 (in thousands):

	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010
Net revenues to external customers
Branded Pharmaceuticals	$398,267	$368,840	$773,781	$707,376
Generics	133,047	27,684	267,456	53,560
Devices and Services	76,297	—	126,400	—

Total consolidated net revenues to external customers	$607,611	$396,524	$1,167,637	$760,936

Adjusted income (loss) before income tax
Branded Pharmaceuticals	$209,619	$183,787	$402,875	$353,111
Generics	21,126	3,065	47,513	6,311
Devices and Services	25,474	—	39,915	—
Corporate unallocated	(67,032)	(43,935)	(123,301)	(88,289)

Total consolidated adjusted income before income tax	$189,187	$142,917	$367,002	$271,133

The table below provides reconciliations of our consolidated adjusted income (loss) before income tax to our consolidated income before income tax, which is determined in accordance with U.S. generally accepted accounting principles (GAAP), for the three and six months ended June 30, 2011 and 2010 (in thousands):

	Three months ended June,		Six months ended June 30,
	2011	2010	2011	2010
Total consolidated adjusted income before income tax	$189,187	$142,917	$367,002	$271,133
Upfront and milestone payments to partners	(13,990)	(15,911)	(24,991)	(18,891)
Acquisition-related items	(17,626)	(4,796)	(23,699)	(6,325)
Cost reduction initiatives and separation benefits	(533)	(4,006)	(3,995)	(9,520)
Impairment of other intangible assets	—	(13,000)	—	(13,000)
Amortization of intangible assets related to marketed products and customer relationships	(40,444)	(17,135)	(77,655)	(34,352)
Inventory step-up	(2,995)	—	(16,781)	—
Non-cash interest expense	(4,719)	(4,212)	(9,260)	(8,262)
Loss on extinguishment of debt, net	(8,548)	—	(8,548)	—
Other (expense) income, net	—	(35)	—	(239)

Total consolidated income before income tax	$100,332	$83,822	$202,073	$180,544

The following represents additional selected financial information for our reportable segments three and six months ended June 30, 2011 and 2010 (in thousands):

	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010
Depreciation expense
Branded Pharmaceuticals	$2,775	$3,255	$6,442	$6,594
Generics	2,571	205	5,184	409
Devices and Services	3,296	—	6,389	—
Corporate unallocated	763	688	1,769	1,381

Total depreciation expense	$9,405	$4,148	$19,784	$8,384

Amortization expense
Branded Pharmaceuticals	$26,199	$17,285	$52,260	$34,571
Generics	9,697	—	19,597	—
Devices and Services	4,697	—	6,098	—

Total amortization expense	$40,593	$17,285	$77,955	$34,571

Asset information is not accounted for at the segment level and consequently is not reviewed or included within our internal management reporting. Therefore, the Company has not disclosed asset information for each reportable segment.

NOTE 7. INCOME TAXES

The effective income tax rate on earnings from continuing operations before income taxes was 32.7% and 32.8% for the three and six months ended June 30, 2011, respectively, compared to 38.6% and 38.1% for the three and six months ended June 30, 2010, respectively.

Income tax for the three and six months ended June 30, 2011 increased 1% to $32.8 million and decreased 4% to $66.2 million, respectively, from the comparable 2010 periods. These fluctuations are due to the decrease in our effective income tax rate to 32.7% and 32.8% for the three and six months ended June, 2011 from 38.6% and 38.1%, respectively, in the comparable 2010 periods, offset by an increase in income before tax. The decrease in the effective income tax rate is primarily due to non-taxable income attributable to noncontrolling interests assumed as part of the HealthTronics acquisition, benefit from the Research and Development credit that was expired during the comparable 2010 period, an increase in the Domestic Production Activities deduction, and a release of FIN 48 reserves due to settlements with the IRS. The decrease was partially offset by a non-deductible charge for the Branded Prescription Drug fee enacted by Congress in 2011 and transaction costs related to the AMS acquisition completed June 17, 2011.

NOTE 8. LICENSE AND COLLABORATION AGREEMENTS

Commercial Products

Novartis AG and Novartis Consumer Health, Inc.

On March 4, 2008, we entered into a License and Supply Agreement (the Voltaren® Gel Agreement) with and among Novartis AG and Novartis Consumer Health, Inc (Novartis) to obtain the exclusive U.S. marketing rights for the prescription medicine Voltaren® Gel (Voltaren® Gel or Licensed Product). Voltaren® Gel received regulatory approval in October 2007 from the U.S. Food and Drug Administration (the FDA), becoming the first topical prescription treatment for use in treating pain associated with osteoarthritis and the first new product approved in the U.S. for osteoarthritis since 2001. Voltaren® Gel was granted marketing exclusivity in the U.S. as a prescription medicine until October 2010.

Under the terms of the five-year Voltaren® Gel Agreement, Endo made an upfront cash payment of $85 million. Endo has agreed to pay royalties to Novartis on annual Net Sales of the Licensed Product, subject to certain thresholds as defined in the Voltaren® Gel Agreement. In addition, Endo has agreed to make certain guaranteed minimum annual royalty payments of $30 million per year payable in the fourth and fifth year of the Voltaren® Gel

Agreement, subject to certain limitations including the launch of a generic to the Licensed Product in the United States. These guaranteed minimum royalties will be creditable against royalty payments on an annual basis such that Endo’s obligation with respect to each year is to pay the greater of (i) royalties payable based on annual net sales of the Licensed Product or (ii) the guaranteed minimum royalty for such Voltaren® Gel Agreement year. No royalty payments were made to Novartis during the three or six months ended June 30, 2011 or 2010. Novartis is also eligible to receive a one-time milestone payment of $25 million if annual net sales of Voltaren® Gel exceed $300 million in the U.S. The $85 million upfront payment and the present value of the guaranteed minimum royalties have been capitalized as an intangible asset in the amount of $129 million, representing the fair value of the exclusive license to market Voltaren® Gel. We are amortizing this intangible asset into cost of revenues over its estimated five-year useful life.

Endo is solely responsible to commercialize the Licensed Product during the term of the Voltaren® Gel Agreement. With respect to each year during the term of the Voltaren® Gel Agreement, Endo is required to incur a minimum amount of annual advertising and promotional expenses on the commercialization of the Licensed Product, subject to certain limitations. In addition, Endo is required to perform a minimum number of face-to-face one-on-one discussions with physicians and other healthcare practitioners (Details) for the purpose of promoting the Licensed Product within its approved indication during each year of the Voltaren® Gel Agreement. Further, during the term of the Voltaren® Gel Agreement, Endo will share in the costs of certain clinical studies and development activities initiated at the request of the FDA or as considered appropriate by Novartis and Endo.

During the term of the Voltaren® Gel Agreement, Endo has agreed to purchase all of its requirements for the Licensed Product from Novartis. The price was fixed for the first year and subject to annual changes based upon changes in the producer price index and raw materials.

Novartis has the exclusive right, at its sole discretion, to effect a switch of the Licensed Product from a prescription product to an over-the-counter (OTC) product in the United States (an OTC Switch) by filing an amendment or supplement to the Licensed Product New Drug Application or taking any other action necessary or advisable in connection therewith to effect the OTC Switch, and thereafter to commercialize such OTC product. Notwithstanding the foregoing, Novartis shall not launch an OTC equivalent product prior to a time specified in the Voltaren® Gel Agreement, and Novartis shall not take any action that results in the loss of the prescription product status for the Licensed Product prior to such time. Novartis will notify Endo if it submits a filing to the FDA in respect of an OTC equivalent product. In the event that Novartis gains approval of an OTC equivalent product that results in the Licensed Product being declassified as a prescription product, then Novartis will make certain royalty payments to Endo on net sales of such OTC equivalent product in the United States by Novartis, its affiliates and their respective licensees or sublicensees as set forth in the Voltaren® Gel Agreement. As a condition to the payment of any and all such royalties, net sales of the Licensed Product in the United States must have exceeded a certain threshold prior to the launch of the OTC equivalent product by Novartis or its affiliates.

The initial term of the Voltaren® Gel Agreement will expire on June 30, 2013. Endo has the option to extend the Voltaren® Gel Agreement for two successive one year terms. The Voltaren® Gel Agreement will remain in place after the first two renewal terms unless either party provides written notice of non-renewal to the other party at least six months prior to the expiration of any renewal term after the first renewal term or the Voltaren® Gel Agreement is otherwise terminated in accordance with its terms. Among other standard and customary termination rights granted under the Voltaren® Gel Agreement, the Voltaren® Gel Agreement can be terminated by either party upon reasonable written notice, if either party has committed a material breach that has not been remedied within ninety (90) days from the giving of written notice. Endo may terminate the Voltaren® Gel Agreement by written notice upon the occurrence of several events, including the launch in the United States of a generic to the Licensed Product. Novartis may terminate the Voltaren® Gel Agreement upon reasonable written notice (1) if Endo fails to deliver a set percentage of the minimum Details in any given six-month period under the Voltaren® Gel Agreement; or (2) on or after the launch in the United States of an OTC equivalent product by Novartis, its affiliates or any third party that does not result in the declassification of the Licensed Product as a prescription product, following which net sales in any six-month period under the Voltaren® Gel Agreement are less than a certain defined dollar amount.

Hind Healthcare Inc.

In November 1998, Endo entered into a license agreement (the Hind License Agreement) with Hind Healthcare Inc. (Hind), for the sole and exclusive right to develop, use, market, promote and sell Lidoderm® in the United States. Under the terms of the Hind License Agreement, Endo paid Hind approximately $10 million based upon the achievement of certain milestones and capitalized this amount as an intangible asset representing the fair value of these exclusive rights. In addition, Endo pays Hind nonrefundable royalties based on net sales of Lidoderm®. Royalties are recorded as a reduction to net sales due to the nature of the license agreement and the characteristics of the license involvement by Hind in Lidoderm®. The royalty rate is 10% of net sales through the shorter of (1) the expiration of the last licensed patent or (2) November 20, 2011, including a minimum royalty of at least $500,000 per year. During the six month periods ended June 30, 2011 and 2010 we recorded $42.1 million and $42.0 million for these royalties to Hind, respectively, which we recorded as a reduction to net pharmaceutical product sales. At June 30, 2011 and December 31, 2010, $21.2 million and $23.0 million, respectively, is recorded as a royalty payable and included in accounts payable in the accompanying Condensed Consolidated Balance Sheets. In March 2002, we extended this license with Hind to cover Lidoderm® in Canada and Mexico.

Vernalis Development Limited

In July 2004, we entered into a License Agreement with Vernalis Development Limited (Vernalis) under which Vernalis agreed to license, exclusively to us, rights to market frovatriptan succinate (Frova®) in North America (the Vernalis License Agreement). Frova® was launched June 2002 in the U.S. and indicated for the acute treatment of migraine headaches in adults. Under the terms of the Vernalis License Agreement, we paid Vernalis an upfront fee of $30 million and annual $15 million payments each in 2005 and 2006. We capitalized the $30 million up-front payment, the present value of the two $15 million anniversary payments. We are amortizing this intangible asset into cost of revenues on a straight-line basis over its estimated life of twelve and one-half years.

In addition, Vernalis could receive one-time milestone payments for the achievement of defined annual net sales targets. These sales milestone payments increase based on increasing net sales targets ranging from a milestone of $10 million on $200 million in net sales to a milestone of $75 million on $1.2 billion in net sales. These sales milestones could total up to $255 million if all of the defined net sales targets are achieved. Beginning on January 1, 2007, we began paying royalties to Vernalis based on the net sales of Frova®. The term of the license agreement is for the shorter of the time (i) that there are valid claims on the Vernalis patents covering Frova® or there is market exclusivity granted by a regulatory authority, whichever is longer, or (ii) until the date on which a generic version of Frova® is first offered, but in no event longer than 20 years. We can terminate the license agreement under certain circumstances, including upon one years’ written notice. In July 2007, Vernalis and Endo entered into an Amendment (Amendment No. 3) to the License Agreement dated July 14, 2004. Under Amendment No. 3, Vernalis granted an exclusive license to Endo to make, have made, use, commercialize and have commercialized the product Frova® in Canada, under the Canadian Trademark.

In February 2008, we entered into Amendment No. 4 to the Vernalis License Agreement (Amendment No. 4). In addition to amending certain specific terms and conditions of the License Agreement, Amendment No. 4 sets forth an annual minimum net sales threshold such that no royalties will be due on annual U.S. net sales of Frova® less than $85 million. Prior to this amendment, royalties were payable by us to Vernalis on all net sales of Frova® in the United States. Now, once the annual minimum net sales amount is reached, royalty payments will be due only on the portion of annual net sales that exceed the $85 million threshold.

The Population Council

The Company markets certain of its products utilizing the hydrogel polymer technology pursuant to an agreement between Indevus (now, Endo Pharmaceuticals Solutions Inc.) and the Population Council. Unless earlier terminated by either party in the event of a material breach by the other party, the term of the agreement is the shorter of twenty-five years from October 1997 or until the date on which The Population Council receives approximately $40 million in payments from the Company. The Company is required to pay to The Population Council 3% of its net sales of Vantas® and any polymer implant containing a luteinizing hormone-releasing hormone (LHRH) analog. We are also obligated to pay royalties to the Population Council ranging from 0.5% of net sales to 4% of net sales under certain conditions. We are also obligated to pay the Population Council 30% of certain profits and payments received in certain territories by the Company from the licensing of Vantas® or any other polymer implant containing an LHRH analog and 5% for other implants.

Strakan International Limited

In August 2009, we entered into a License and Supply Agreement with Strakan International Limited, a subsidiary of ProStrakan Group plc. (ProStrakan), for the exclusive right to commercialize FortestaTM Gel in the U.S. (the ProStrakan Agreement). FortestaTM Gel, a patented two percent (2%) testosterone transdermal gel for testosterone replacement therapy in male hypogonadism. A metered dose delivery system permits accurate dose adjustment to increase the ability to individualize patient treatment. Under the terms of the ProStrakan Agreement, Endo paid ProStrakan an up-front cash payment of $10 million, which was recorded as research and development expense.

The Company received FDA approval in December 2010, which triggered a one-time approval milestone to ProStrakan for $12.5 million. The approval milestone was recorded as an intangible asset and is being amortized into cost of revenues on a straight-line basis over its estimated useful life. An additional milestone payment of $7.5 million was triggered during the second quarter of 2011 pursuant to the terms of the ProStrakan Agreement. The $7.5 million milestone was recorded to cost of revenues for the three months ended June 30, 2011. ProStrakan could potentially receive up to approximately $167.5 million in additional payments linked to the achievement of future commercial milestones related to FortestaTM Gel.

ProStrakan will exclusively supply FortestaTM Gel to Endo at a supply price based on a percentage of annual net sales subject to a minimum floor price as defined in the ProStrakan Agreement. Endo may terminate the ProStrakan Agreement upon six months’ prior written notice at no cost to the Company.

Products in Development

Grünenthal GMBH

In February 2009, we entered into a Development, License and Supply Agreement (the Grünenthal Agreement) with Grünenthal GMBH (Grünenthal), granting us the exclusive right in North America to develop and market Grünenthal’s investigational drug, axomadol. Currently in Phase II trials, axomadol is a patented new chemical entity being developed for the treatment of moderate to moderately-severe chronic pain and diabetic peripheral neuropathic pain. Under the terms of the Grünenthal Agreement, Endo paid Grünenthal approximately $9.4 million upfront and an additional $25.2 million in 2009 upon the achievement of certain milestones. We could be obligated to pay additional clinical, regulatory and approval milestone payments of up to approximately 6.3 million euros (approximately $9.1 million at June 30, 2011) and possibly development and commerce milestone payments of up to an additional $68.0 million. In addition, Grünenthal will receive payments from Endo based on a percentage of Endo’s annual net sales of the product in the United States and Canada. The Grünenthal Agreement will expire in its entirety on the date of (i) the 15th anniversary of the first commercial sale of the product; or (ii) the expiration of the last issued patent claiming or covering the product, or (iii) the expiration of exclusivity granted by the FDA for the product, whichever occurs later. Among other standard and customary termination rights granted under the Grünenthal Agreement, we may terminate the Grünenthal Agreement at our sole discretion at any time upon ninety (90) days’ written prior notice to Grünenthal and payment of certain penalties.

In June 2011, we announced topline results from a Phase II study comparing the novel investigational drug axomadol against placebo in the treatment of patients with moderate to severe chronic lower back pain. The results indicate that axomadol did not meet predetermined study end points. The company is currently completing additional analyses of the data and evaluating the path forward for the program.

In December 2007, we entered into a license, development and supply agreement with Grünenthal for the exclusive clinical development and commercialization rights in Canada and the United States for a new oral formulation of long-acting oxymorphone, which is designed to be crush resistant. Under the terms of this agreement Grünenthal is responsible for development efforts to conduct pharmaceutical formulation development and will manufacture any such product or products which obtain FDA approval. Endo is responsible for conducting clinical development activities and for all development costs incurred to obtain regulatory approval. Under the terms of the agreement, we paid approximately $4.9 million for the successful completion of a clinical milestone in 2010, which was recorded as research and development expense. Additional payments of approximately 59.2 million euros (approximately $85.2 million at June 30, 2011) may become due upon achievement of predetermined regulatory and commercial milestones. Endo will also make payments to Grünenthal based on net sales of any such product or products commercialized under this agreement.

Impax Laboratories, Inc.

In June 2010, the Company entered into a Development and Co-Promotion Agreement (the Impax Agreement) with Impax Laboratories, Inc. (Impax), whereby the Company was granted a royalty-free license for the co-exclusive rights to co-promote a next generation Parkinson’s disease product. Under the terms of the Impax Agreement, Endo paid Impax an upfront payment of $10 million in 2010, which was recorded as research and development expense. The Company could be obligated to pay up to approximately $30 million in additional payments linked to the achievement of future clinical, regulatory, and commercial milestones related to the development product. Prior to the completion of Phase III trials, Endo may only terminate the Impax Agreement upon a material breach.

Bioniche Life Sciences Inc.

In July 2009, the Company entered into a License, Development and Supply Agreement (the Bioniche Agreement) with Bioniche Life Sciences Inc. and Bioniche Urology Inc. (collectively, Bioniche), whereby the Company licensed from Bioniche the exclusive rights to develop and market Bioniche’s proprietary formulation of Mycobacterial Cell Wall-DNA Complex (MCC), known as UrocidinTM, in the U.S. with an option for global rights. We exercised our option for global rights in the first quarter of 2010. UrocidinTM is a patented formulation of MCC developed by Bioniche for the treatment of non-muscle-invasive bladder cancer that is currently undergoing Phase III clinical testing. Under the terms of the Bioniche Agreement, Endo paid Bioniche an up-front cash payment of $20.0 million in July 2009 and milestone payments of $4.0 million in 2010 resulting from the achievement of contractual milestones, both of which were recorded as research and development expense. In addition, Bioniche could potentially receive up to approximately $67.0 million and $29.0 million in additional payments linked to the achievement of future clinical, regulatory, and commercial milestones related to two separate indications for UrocidinTM. Bioniche will manufacture UrocidinTM and receive a transfer price for supply based on a percentage of Endo’s annual net sales of UrocidinTM. Endo may terminate the Bioniche Agreement upon 180 days’ prior written notice.

BayerSchering

In July 2005, Indevus (now, Endo Pharmaceuticals Solutions Inc.) licensed exclusive U.S. rights from Schering AG, Germany, now BayerSchering Pharma AG (BayerSchering) to market a long-acting injectable testosterone preparation for the treatment of male hypogonadism that we refer to as AveedTM (the BayerSchering Agreement). The Company is responsible for the development and commercialization of AveedTM in the United States. BayerSchering is responsible for manufacturing and supplying the Company with finished product. As part of the BayerSchering Agreement, Indevus agreed to pay to BayerSchering up to $30.0 million in up-front, regulatory milestone, and commercialization milestone payments, including a $5.0 million payment due upon approval by the FDA to market AveedTM. Indevus also agreed to pay to BayerSchering 25% of net sales of AveedTM to cover both the cost of finished product and royalties. The BayerSchering Agreement expires ten years from the first commercial sale of AveedTM. Either party may also terminate the BayerSchering Agreement in the event of a material breach by the other party.

In October 2006, Indevus entered into a supply agreement with BayerSchering pursuant to which BayerSchering agreed to manufacture and supply Indevus with all of its requirements for AveedTM for a supply price based on net sales of AveedTM. The supply price is applied against the 25% of net sales owed to BayerSchering pursuant to the BayerSchering Agreement. The BayerSchering Agreement expires ten years after the first commercial sale of AveedTM.

Sanofi-Aventis

In February 1994, Indevus (now, Endo Pharmaceuticals Solutions Inc.) licensed from Rhone-Poulenc Rorer, S.A., now Aventis Pharma S.A. (Sanofi-Aventis), exclusive, worldwide rights for the manufacture, use and sale of pagoclone under patent rights and know-how related to the drug, except that Indevus granted Sanofi-Aventis an option to sublicense, under certain conditions, rights to market pagoclone in France. Indevus paid Sanofi-Aventis a license fee and agreed to make milestone payments based on clinical and regulatory developments, and to pay royalties based on net sales through the expiration of the composition of matter patent. If sublicensed, the Company would pay to Sanofi-Aventis a portion of receipts from the sublicensee in lieu of payments. Under the terms of the agreement with Sanofi-Aventis, the Company is responsible for all costs of developing, manufacturing, and marketing pagoclone. This agreement expires with respect to each country upon the last to expire applicable patent. Additionally either party may also terminate this agreement in the event of a material breach by the other party. The Company could owe an additional $11.1 million if certain clinical and regulatory development milestones are achieved, as well as royalties on net sales or a percentage of royalties it receives if the product is sublicensed.

Hydron Technologies, Inc.

In November 1989, GP Strategies Corporation (GP Strategies), then known as National Patent Development Corporation, entered into an agreement (the Hydron Agreement) with Dento-Med Industries, Inc., now known as Hydron Technologies, Inc. In June 2000, Valera Pharmaceuticals, Inc. (Valera, now a wholly-owned subsidiary of the Company known as Endo Pharmaceuticals Valera Inc.) entered into a contribution agreement with GP Strategies, pursuant to which Valera acquired the assets of GP Strategies’ drug delivery business, including all intellectual property, and all of GP Strategies’ rights under the Hydron Agreement, and certain other agreements with The Population Council and Shire US, Inc.

Pursuant to the Hydron Agreement, the Company has the exclusive right to manufacture, sell and distribute any prescription drug or medical device and certain other products made with hydrogel polymer technology. Hydron Technologies retained an exclusive, worldwide license to manufacture, market, or use products composed of, or produced with the use of, hydrogel polymer technology in certain consumer and oral health fields. Neither party is prohibited from manufacturing, exploiting, using or transferring the rights to any new non-prescription drug product containing hydrogel polymer technology, subject to certain exceptions, for limited exclusivity periods. Subject to certain conditions and exceptions, the Company is obligated to supply certain types of polymer to Hydron Technologies and Hydron Technologies is obligated to purchase such products from the Company. Under the Hydron Agreement, the Company also has the title to the Hydron® trademark and must maintain such trademark throughout the world. The Company has decided to stop using the Hydron® trademark and will transfer the title to such trademark to Hydron Technologies pursuant to the Hydron Agreement. This agreement continues indefinitely, unless terminated earlier by the parties. Each party may owe royalties up to 5% to the other party on certain products under certain conditions.

Orion Corporation

In January 2011, the Company entered into a Discovery, Development and Commercialization Agreement (the 2011 Orion Agreement) with Orion Corporation (Orion) to exclusively co-develop products for the treatment of certain cancers and solid tumors. Under the terms of the 2011 Orion Agreement, Endo and Orion each contributed four research programs to the collaboration to be conducted pursuant to the agreement. The development of each research program shall initially be the sole responsibility of the contributing party. However, upon the achievement of certain milestones, the non-contribution party shall have the opportunity to, at its option, obtain a license to jointly develop and commercialize any research program contributed by the other party for amounts defined in the 2011 Orion Agreement. Subject to certain limitations, upon the first commercial sale of any successfully launched jointly developed product, Endo shall be obligated to pay royalties to Orion based on net sales of the corresponding product in North America (the Endo territory) and Orion shall be obligated to pay royalties to Endo on net sales of the corresponding product in certain European countries (the Orion territory). The 2011 Orion Agreement shall expire in January 2016, unless terminated early or extended pursuant to the terms of the agreement. In January 2011, Endo exercised its option to obtain a license to jointly develop and commercialize Orion’s Anti-Androgen program focused on castration-resistant prostate cancer, one of Orion’s four contributed research programs, and made a corresponding payment to Orion for $10 million, which was expensed in the first quarter of 2011.

Teva Pharmaceutical Industries Ltd

On November 30, 2010 (the Qualitest Acquisition Date), Endo acquired Qualitest, who was party to an asset purchase agreement with Teva Pharmaceutical Industries Ltd (Teva) (the Teva Agreement). Pursuant to the Teva Agreement, Qualitest purchased certain pipeline generic products from Teva and could be obligated to pay consideration to Teva upon the achievement of certain future regulatory milestones. At June 30, 2011, the maximum amount we could be obligated to pay under the Teva Agreement is $12.5 million.

EpiCept Corp.

In December 2003, we entered into a license granting us exclusive, worldwide rights to certain patents of EpiCept Corp. (EpiCept) as well as exclusive, worldwide commercialization rights to EpiCept’s LidoPAIN® BP product (EpiCept Agreement). The EpiCept Agreement provides for Endo to pay EpiCept milestones as well as royalties on the net sales of EpiCept’s LidoPAIN® BP product. Under this Agreement, we made an upfront payment to EpiCept of $7.5 million which we capitalized as an intangible asset representing the fair value of the exclusive right and the patents. We are amortizing this intangible asset over its useful life of thirteen (13) years. EpiCept has also retained an option to co-promote the LidoPAIN® BP product. Milestone payments made by Endo under this agreement, including regulatory milestones and sales thresholds, could total up to $82.5 million. In addition, the EpiCept Agreement also contains terms and conditions customary for this type of arrangement, including representations, warranties, indemnities and termination rights. The EpiCept Agreement generally lasts until the underlying patents expire. In January 2009, EpiCept announced that it was discontinuing all drug discovery activities including the development of LidoPAIN® BP. However, the Company intends to maintain its patent rights conveyed by the EpiCept Agreement.

Other

We have entered into certain other collaboration and discovery agreements with third parties for the development of pain management and other products. These agreements require us to share in the development costs of such products and grant marketing rights to us for such products.

We have also licensed from universities and other similar firms rights to certain technologies or intellectual property generally in the field of pain management. We are generally required to make upfront payments as well as other payments upon successful completion of regulatory or sales milestones. In addition, these agreements generally require us to pay royalties on sales of the products arising from these agreements. These agreements generally permit Endo to terminate the agreement with no significant continuing obligation.

In July 2008, the Company made a $20 million investment in a privately-held company focused on the development of an innovative treatment for certain types of cancer. In exchange for our $20 million payment, we received an equity interest in the privately-held company. The Company’s $20 million payment resulted in an ownership interest of less than 20% of the outstanding voting stock of the privately-held company. In addition, Endo and other equity holders have provided a line of credit totaling $25 million, of which Endo committed to fund $3 million. During 2010, $2.5 million was funded by Endo under the line-of credit, which could be converted into equity of the privately-held company upon certain events. During January of 2011, an additional payment of $0.3 million was subsequently funded under the same commitment. In March 2011, we received a $0.8 million distribution from our investment, which was recorded as a reduction to the investment balance. In June 2011, an additional payment of $0.7 million was subsequently funded under the same commitment. Based on the equity ownership structure, Endo does not have the ability to exert significant influence over the privately-held company. Pursuant to authoritative accounting guidance, our investment constitutes a variable interest in this privately-held company. We have determined that Endo is not the primary beneficiary and therefore have not consolidated the assets, liabilities, and results of operations of the privately-held company into our Condensed Consolidated Financial Statements. Accordingly, Endo is accounting for this investment under the cost method. As of June 30, 2011, our investment in the privately-held company was $22.7 million, representing our maximum exposure to loss.

NOTE 9. GOODWILL AND OTHER INTANGIBLES

Changes in the carrying amount of our goodwill for the six months ended June 30, 2011, are as follows:

(in thousands)	Gross carrying amount
Balance at December 31, 2010	$715,005
Goodwill acquired during the period	1,754,385
Measurement period adjustments	4,937
Effect of currency translation	342

Balance at June 30, 2011	$2,474,669

Our other intangible assets consist of the following at June 30, 2011 and December 31, 2010, respectively (in thousands):

	June 30, 2011	December 31, 2010
Indefinite-lived intangibles:
In-process research and development	$337,000	$271,000
Tradenames	59,000	27,000

Total indefinite-lived intangibles	$396,000	$298,000

Definite-lived intangibles:
Licenses (weighted average life of 10 years)	640,466	638,142
Less accumulated amortization	(221,296)	(185,706)

Licenses, net	$419,170	$452,436

Customer relationships (weighted average life of 16 years)	172,000	—
Less accumulated amortization	(421)	—

Tradenames, net	$171,579	$—

Tradenames (weighted average life of 15 years)	46,600	14,600
Less accumulated amortization	(1,778)	(486)

Tradenames, net	$44,822	$14,114

Developed technology (weighted average life of 16 years)	1,849,400	768,400
Less accumulated amortization	(55,209)	(14,614)

Developed technology, net	$1,794,191	$753,786

Service contract	12,166	13,424
Less accumulated amortization	—	—

Service contract, net	$12,166	$13,424

Total definite-lived intangibles, net (weighted average life of 14 years)	$2,441,928	$1,233,760

Other intangibles, net	$2,837,928	$1,531,760

Amortization expense for the six month periods ended June 30, 2011 and 2010 was $78.0 million and $34.6 million, respectively. As of June 30, 2011, the weighted average amortization period for our definite-lived intangible assets in total was approximately 14 years.

Changes in the gross carrying amount of our other intangible assets for the six months ended June 30, 2011, are as follows:

(in thousands)	Gross carrying amount
Balance at December 31, 2010:	$1,732,566
AMS acquisition	1,390,000
Patents	2,000
Measurement period adjustments	(8,258)
Other	324

Balance at June 30, 2011	$3,116,632

Estimated amortization of intangibles for the five fiscal years subsequent to December 31, 2010 is as follows (in thousands):

2011	$195,496
2012	$234,861
2013	$193,087
2014	$179,719
2015	$179,293

NOTE 10. COMPREHENSIVE INCOME

Comprehensive income includes the following components for the three and six months ended June 30, 2011 and 2010 (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Consolidated net income	$67,552	$51,460	$135,847	$111,815
Other comprehensive income:
Unrealized (loss) gain on securities, net of tax	(1,532)	(566)	(1,382)	(98)
Foreign currency translation gain, net of tax	1,000	—	1,000	—

Consolidated total comprehensive income	$67,020	$50,894	$135,465	$111,717

Less: Total comprehensive income attributable to noncontrolling interests	12,969	—	25,477	—

Comprehensive income attributable to Endo Pharmaceuticals Holdings Inc.	$54,051	$50,894	$109,988	$111,717

NOTE 11. STOCKHOLDERS’ EQUITY

Stock-Based Compensation

Endo Pharmaceuticals Holdings Inc. 2000, 2004, 2007, and 2010 Stock Incentive Plans and the American Medical Systems Holdings, Inc. 2005 Stock Incentive Plan

On August 11, 2000, we established the Endo Pharmaceuticals Holdings Inc. 2000 Stock Incentive Plan. The 2000 Stock Incentive Plan reserved an aggregate of 4,000,000 shares of common stock of the Company for issuance to employees, officers, directors and consultants. The 2000 Stock Incentive Plan provided for the issuance of stock options, restricted stock, stock bonus awards, stock appreciation rights or performance awards. The 2000 Stock incentive Plan expired in 2010. In May 2004, our stockholders approved the Endo Pharmaceuticals Holdings Inc. 2004 Stock Incentive Plan. The maximum number of shares of Company stock reserved for issuance under the 2004 Stock Incentive Plan is 4,000,000 shares. The 2004 Plan provides for the grant of stock options, stock appreciation rights, shares of restricted stock, performance shares, performance units or other share-based awards that may be granted to executive officers and other employees of the Company, including officers and directors who are employees, to non-employee directors and to consultants to the Company. In May 2007, our stockholders approved the Endo Pharmaceuticals Holdings Inc. 2007 Stock Incentive Plan. The maximum number of shares of Company stock reserved for issuance under the 2007 Stock Incentive Plan is 7,000,000 shares (subject to adjustment for certain transactions), but in no event may the total number of shares of Company stock subject to awards awarded to any one participant during any tax year of the Company exceed 750,000 shares (subject to adjustment for certain transactions). During 2009, 43,500 restricted stock units and 66,503 non-qualified stock options were granted to an executive officer of the Company as an inducement to commence employment with the Company. The restricted stock units and non-qualified stock options were granted outside of the 2007 Stock Incentive Plan but are subject to the terms and conditions of the 2007 Stock Incentive Plan and the applicable award agreements. In May 2010, our stockholders approved the Endo Pharmaceuticals Holdings Inc. 2010 Stock Incentive Plan. The maximum number of shares of Company stock reserved for issuance under the Plan includes 8,000,000 shares plus the number of shares of Company stock reserved but unissued under the Company’s 2004 and 2007 Stock Incentive Plans as of April 28, 2010 and may be increased to include the number of shares of Company stock that become available for reuse under these plans following April 28, 2010, subject to adjustment for certain transactions. Notwithstanding the foregoing, of the 8,000,000 shares originally reserved for issuance under this Plan, no more than 4,000,000 of such shares shall be issued as awards, other than options, that are settled in the Company’s stock. In no event may the total number of shares of Company stock subject to awards awarded to any one participant during any tax year of the Company, exceed 1,000,000 shares (subject to adjustment for certain transactions). In June 2011, in connection with our acquisition of AMS, we assumed the AMS 2005 Stock Incentive Plan. As of the AMS Acquisition Date, the number of shares of Company stock reserved for issuance under the Plan was 5,269,152. Approximately 22.3 million shares were reserved for future issuance upon exercise of options granted or to be granted under the Endo 2000, 2004, 2007, and 2010 Stock Incentive Plans and the AMS 2005 Stock Incentive Plan. As of June 30, 2011, stock options, restricted stock awards, performance stock units and restricted stock units have been granted under the Stock Incentive Plans.

The Company accounts for its stock-based compensation plans in accordance with the applicable accounting guidance. Accordingly, all stock-based compensation cost is measured at the grant date, based on the estimated fair value of the award, and is recognized as an expense in the income statement over the requisite service period.

The Company recognized stock-based compensation expense of $11.4 million and $18.8 million during the three and six months ended June 30, 2011 and $6.6 million and $10.4 million, during the three and six months ended June 30, 2010, respectively. As of June 30, 2011, the total remaining unrecognized compensation cost related to all non-vested stock-based compensation awards amounted to $106.5 million. This expected cost does not include the impact of any future stock-based compensation awards.

Stock Options

For all of the Company’s stock-based compensation plans, the fair value of each option grant was estimated at the date of grant using the Black-Scholes option-pricing model. Black-Scholes utilizes assumptions related to volatility, the risk-free interest rate, the dividend yield (which is assumed to be zero, as the Company has not paid cash dividends to date and does not currently expect to pay cash dividends) and the expected term of the option. Expected volatilities utilized in the model are based mainly on the historical volatility of the Company’s stock price over a period commensurate with the expected life of the share option as well as other factors. The risk-free interest rate is derived from the U.S. Treasury yield curve in effect at the time of grant. We estimate the expected term of options granted based on our historical experience with our employees’ exercise of stock options and other factors.

A summary of the activity under the Endo 2000, 2004, 2007, and 2010 Stock Incentive Plans and the AMS 2005 Stock Incentive Plan for the six months ended June 30, 2011 is presented below:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding, January 1, 2011	5,891,400	$22.60
Granted	3,617,599	$29.55
Exercised	(890,371)	$22.85
Forfeited	(178,246)	$24.27
Expired	(4,261)	$26.35

Outstanding, June 30, 2011	8,436,121	$25.54	7.44	$120,920,079
Vested and expected to vest, June 30, 2011	7,654,921	$25.24	7.36	$111,988,971
Exercisable, June 30, 2011	2,267,239	$23.57	6.01	$36,947,697

The total intrinsic value of options exercised during the six months ended June 30, 2011 and 2010 was $13.1 million and $0.8 million, respectively. The weighted-average grant date fair value of the stock options granted in the six months ended June 30, 2011 and 2010 was $11.09 per option and $7.36 per option, respectively, determined using the following assumptions:

	2011	2010
Average expected term (years)	5.0	5.3
Risk-free interest rate	2.1%	2.6%
Dividend yield	0.00	0.00
Expected volatility	32%	34%

The weighted average remaining requisite service period of the non-vested stock options was 2.7 years. As of June 30, 2011, the total remaining unrecognized compensation cost related to non-vested stock options amounted to $36.5 million. This unrecognized compensation cost does not include the impact of any future stock-based compensation awards.

Restricted Stock Units

A summary of our restricted stock units as of June 30, 2011 is presented below:

	Number of Shares	Aggregate Intrinsic Value
Outstanding, January 1, 2011	2,211,303
Granted	1,046,788
Forfeited	(111,867)
Vested	(531,085)

Outstanding, June 30, 2011	2,615,139	$104,252,542
Vested and expected to vest, June 30, 2011	2,264,620	$89,326,129

The weighted average remaining requisite service period of the non-vested restricted stock units was 2.5 years. The weighted-average grant date fair value of the restricted stock units granted during the six months ended June 30, 2011 and 2010 was $35.09 per unit and $20.71 per unit, respectively. As of June 30, 2011, the total remaining unrecognized compensation cost related to non-vested restricted stock units amounted to $60.1 million. This unrecognized compensation cost does not include the impact of any future stock-based compensation awards.

Restricted Stock Awards

A summary of our restricted stock awards as of June 30, 2011 is presented below:

	Number of Shares	Weighted Average Fair Value Per Share	Aggregate Intrinsic Value
Outstanding, January 1, 2011	—	$—
Granted	199,413	$38.32
Forfeited	—	$—
Vested	—	$—	$—

Non-vested, June 30, 2011	199,413	$38.32

The weighted average remaining requisite service period of the non-vested restricted stock was approximately 3.1 years.

Performance Shares

Beginning in the first quarter ended March 31, 2010, the Company began to award performance stock units (PSU) to certain key employees. These PSUs are tied to both Endo’s overall financial performance and Endo’s financial performance relative to the financial performance of a selected industry group. Awards are granted annually, with each award covering a three-year performance cycle. Each PSU is convertible to one share of Endo common stock. Performance measures used to determine the actual number of performance shares issuable upon vesting include an equal weighting of Endo’s total shareholder return (TSR) performance compared to the performance group over the three-year performance cycle and Endo’s three-year cumulative revenue performance as compared to a three-year revenue target. TSR relative to peers is considered a market condition while cumulative revenue performance is considered a performance condition under applicable authoritative guidance. PSUs granted for the six months ended June 30, 2011 and 2010 totaled approximately 160,000 and 163,000, respectively. As of June 30, 2011, there was approximately $9.8 million of total unrecognized compensation costs related to PSUs. That cost is expected to be recognized over a weighted-average period of 3.0 years.

Share Repurchase Program

In April 2008, our Board of Directors approved a share repurchase program, authorizing the Company to repurchase in the aggregate up to $750 million of shares of its outstanding common stock. Purchases under this program may be made from time to time in open market purchases, privately-negotiated transactions, and accelerated stock repurchase transactions or otherwise, as determined by Endo.

This program does not obligate Endo to acquire any particular amount of common stock. Additional purchases, if any, will depend on factors such as levels of cash generation from operations, cash requirements for investment in the Company’s business, repayment of future debt, if any, current stock price, market conditions and other factors. The share repurchase program may be suspended, modified or discontinued at any time. As a result of a two-year extension approved by the Board of Directors in February 2010, the share repurchase plan is set to expire in April 2012.

Pursuant to the existing share repurchase program, we purchased approximately 0.9 million shares of our common stock during the period ended June 30, 2011 totaling $34.7 million and approximately 2.2 million shares of our common stock during the period ended June 30, 2010 totaling $50.1 million.

Changes in Stockholders’ Equity

The following table displays a reconciliation of our beginning and ending balances in stockholders’ equity for the six months ended June 30, 2011 (dollars in thousands):

	Attributable to:
	Endo Pharmaceuticals Holdings Inc.	Noncontrolling interests	Total Stockholders’ Equity
Stockholders’ equity at January 1, 2011	$1,741,591	$61,738	$1,803,329
Net income	110,370	25,477	135,847
Other comprehensive income	(382)	—	(382)
Compensation related to stock-based awards	18,772	—	18,772
Exercise of options	20,464	—	20,464
Common stock purchased	(34,701)	—	(34,701)
Distributions to noncontrolling interests	—	(25,813)	(25,813)
Buy-out of noncontrolling interests, net of contributions	—	(524)	(524)
Replacement equity issued in connection with the AMS acquisition	12,220	—	12,220
Other	3,822	—	3,822

Stockholders’ equity at June 30, 2011	$1,872,156	$60,878	$1,933,034

NOTE 12. COMMITMENTS AND CONTINGENCIES

Manufacturing, Supply and Other Service Agreements

We contract with various third party manufacturers, suppliers and service providers to provide us with raw materials used in our products and semi-finished and finished goods, as well as certain packaging and labeling and sales and marketing services. Our most significant agreements are with Novartis Consumer Health, Inc. and Novartis AG (collectively, Novartis), Teikoku Seiyaku Co., Ltd., Mallinckrodt Inc., Noramco, Inc., Sharp Corporation, and Ventiv Commercial Services, LLC. If for any reason we are unable to obtain sufficient quantities of any of the finished goods or raw materials or components required for our products or services needed to conduct our business, it could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Novartis Consumer Health, Inc.

On May 3, 2001, we entered into a long-term manufacturing and development agreement with Novartis Consumer Health, Inc. whereby Novartis Consumer Health, Inc. has agreed to manufacture certain of our commercial products and products in development. We are required to purchase, on an annual basis, a minimum amount of product from Novartis Consumer Health, Inc. The purchase price per product is equal to a predetermined amount per unit, subject to periodic adjustments. This agreement had a five-year initial term, with automatic five-year renewals thereafter. In August 2005, we extended this agreement until 2011. On February 23, 2011, we gave notice to Novartis that we would terminate this agreement effective February 2014. At June 30, 2011, based on the currently manufactured products at Novartis Consumer Health, Inc. we are required to purchase a minimum of approximately $14 million of product from Novartis Consumer Health Inc. per year, or pro rata portion thereof, until the effective date of the termination of this agreement.

Pursuant to the March 2008 Voltaren® Gel License and Supply Agreement (the Voltaren® Gel Agreement) with Novartis AG and Novartis Consumer Health, Inc. Endo has agreed to purchase from Novartis all of its requirements for Voltaren® Gel during the entire term of the Voltaren® Gel Agreement. The price of product purchased under the Voltaren® Gel Agreement is fixed for the first year and subject to annual changes based upon changes in the producer price index and raw materials.

As part of the Voltaren® Gel Agreement, we also agreed to undertake advertising and promotion of Voltaren® Gel (A&P Expenditures), subject to certain thresholds set forth in the Voltaren® Gel Agreement. We agreed to spend a minimum of $15 million on A&P Expenditures during the first Voltaren® Gel Agreement Year which ended on June 30, 2009. During the second Voltaren® Gel Agreement Year beginning on July 1, 2009 and extended through June 30, 2010, we had agreed to spend a minimum of $20 million on A&P Expenditures. During the third Voltaren® Gel Agreement Year beginning on July 1, 2010 and extending through June 30, 2011, we had agreed to spend 15% of prior year sales or approximately $13 million on A&P Expenditures. During the fourth Voltaren® Gel Agreement Year beginning on July 1, 2011 and extending through June 30, 2012, we have agreed to spend 13% of prior year sales or approximately $16 million on A&P Expenditures. In subsequent Agreement Years, the minimum A&P Expenditures set forth in the Voltaren® Gel Agreement are determined based on a percentage of net sales of Voltaren® Gel. Amounts incurred by Endo for such A&P Expenditures were $11.9 million and $11.8 million for the six months ended June 30, 2011 and 2010, respectively.

Teikoku Seiyaku Co., Ltd.

Under the terms of our agreement (the Teikoku Agreement) with Teikoku Seiyaku Co. Ltd. (Teikoku), a Japanese manufacturer, Teikoku manufactures Lidoderm® at its two Japanese facilities, located on adjacent properties, for commercial sale by us in the United States. We also have an option to extend the supply area to other territories. On April 24, 2007, we amended the Teikoku agreement (the Amended Agreement). The material components of the Amended Agreement are as follows:

•	We agreed to purchase a minimum number of patches per year through 2012, representing the noncancelable portion of the Amended Agreement.

•

Teikoku agreed to fix the supply price of Lidoderm® for a period of time after which the price will be adjusted at future dates certain based on a price index defined in the Amended Agreement. Since future price changes are unknown, we have used prices currently existing under the Amended Agreement, and estimated our minimum purchase requirement to be approximately $32 million per year through 2012. The minimum purchase requirement shall remain in effect subsequent to 2012, except that Endo has the right to terminate the Amended Agreement after 2012, if we fail to meet the annual minimum requirement.

•

Following cessation of our obligation to pay royalties to Hind Healthcare Inc. (Hind) under the Sole and Exclusive License Agreement dated as of November 23, 1998, as amended, between Hind and Endo, we will pay to Teikoku annual royalties based on our annual net sales of Lidoderm®.

•

The Amended Agreement will expire on December 31, 2021, unless terminated in accordance with its terms. Either party may terminate this Agreement, upon thirty (30) days written notice, in the event that Endo fails to purchase the annual minimum quantity for each year after 2012 (e.g., 2013 through 2021) upon thirty (30) days’ written notice. Notwithstanding the foregoing, after December 31, 2021, the Amended Agreement shall be automatically renewed on the first day of January each year unless (i) we and Teikoku agree to terminate the Amended Agreement upon mutual written agreement or (ii) either we or Teikoku terminates the Amended Agreement with 180-day written notice to the other party, which notice shall not in any event be effective prior to July 1, 2022.

On January 6, 2010, the parties amended the Teikoku Agreement, effective December 16, 2009. Pursuant to the amendment, Teikoku has agreed to supply Lidoderm® at a fixed price for a period of time after which the price will be adjusted at certain future dates based on a price index defined in the amendment.

Effective November 1, 2010, the parties amended the Teikoku Agreement. Pursuant to this amendment, Teikoku has agreed to supply additional Lidoderm® at no cost to Endo in each of 2011, 2012 and 2013 in the event Endo’s firm orders of Product exceed certain thresholds in those years.

Mallinckrodt Inc.

Under the terms of our agreement (the Mallinckrodt Agreement) with Mallinckrodt Inc. (Mallinckrodt), Mallinckrodt manufactures and supplies to us certain narcotic active drug substances, in bulk form, and raw materials for inclusion in our controlled substance pharmaceutical products. There is no minimum annual purchase commitment under the Mallinckrodt Agreement. However, we are required to purchase a fixed percentage of our annual requirements of each narcotic active drug substance covered by the Mallinckrodt Agreement from Mallinckrodt. The purchase price for these substances is equal to a fixed amount, adjusted on an annual basis. The initial term of this agreement is July 1, 1998 until June 30, 2013, with an automatic renewal provision for unlimited successive one-year periods. Either party may terminate the Mallinckrodt Agreement in the event of a material breach by the other party.

Noramco, Inc.

Under the terms of our agreement (the Noramco Agreement) with Noramco Inc. (Noramco), Noramco manufactures and supplies to us certain narcotic active drug substances, in bulk form, and raw materials for inclusion in our controlled substance pharmaceutical products. There are no minimum annual purchase commitments under the Noramco Agreement. However, we are required to purchase a fixed percentage of our annual requirements of each narcotic active drug substance covered by the Noramco Agreement from Noramco. The purchase price for these substances is equal to a fixed amount, adjusted on an annual basis. The Noramco Agreement will expire on December 31, 2011, with automatic renewal provisions for unlimited successive one-year periods. Either party may terminate the Noramco Agreement in the event of a material breach by the other party or at a designated time prior to its termination date.

Sharp Corporation

Under the terms of our agreement (the Sharp Agreement) with Sharp Corporation (Sharp), a U.S. manufacturer, Sharp performs certain services for Endo including the packaging and labeling of Lidoderm® at its facility in Allentown, Pennsylvania, for commercial sale by us in the United States. On December 6, 2010, the parties amended the Sharp Packaging and Labeling agreement, effective December 1, 2010, extending the agreement until March 15, 2015. The Sharp Agreement is subject to renewal for additional one-year periods upon mutual agreement by both parties. Endo has the right to terminate the Sharp Agreement at any time upon ninety (90) days’ written notice.

Ventiv Commercial Services, LLC

On May 15, 2008, we entered into a services agreement (the 2008 Ventiv Agreement) with Ventiv Commercial Services, LLC (Ventiv). Under the terms of the 2008 Ventiv Agreement, Ventiv provided to Endo certain sales and marketing services through a contracted field force and other sales management positions, collectively referred to as the 2008 Ventiv Field Force. The 2008 Ventiv Field Force promoted primarily Voltaren® Gel and was required to perform a minimum number of face-to-face one-on-one discussions with physicians and other healthcare practitioners for the purpose of promoting Voltaren® Gel and other Endo products within their respective approved indications during each year of the 2008 Ventiv Agreement, subject to certain provisions.

Under the terms of the 2008 Ventiv Agreement, we incurred a one-time implementation fee that we recognized in Selling, general, and administrative expense in the second quarter of 2008. In addition, each month we were required to pay Ventiv a monthly fixed fee during the term of the 2008 Ventiv Agreement based on a pre-approved budget. Included in the fixed monthly fee were certain costs such as the Ventiv sales representative and district manager salaries, 2008 Ventiv Field Force travel, and office and other expenses captured on routine expense reports, as well as a fixed management fee. Ventiv was also eligible to earn a performance-based bonus equal to the fixed management fee during each year of the 2008 Ventiv Agreement. This performance-based bonus was payable upon the satisfaction of certain conditions, including the sale of a minimum number of Voltaren® Gel tubes and a minimum number of Details achieved.

In May 2009, we amended the 2008 Ventiv Agreement to change certain provisions including a reduction in the 2008 Ventiv Field Force from 275 to 80 sales representatives effective June 1, 2009. On September 30, 2010, the term of the Ventiv Agreement, which was originally set to expire on August 10, 2010, was extended until the first to occur of the following: (i) Endo and Ventiv entering into the new services agreement or (ii) November 30, 2010. On November 24, 2010, Endo and Ventiv terminated the 2008 Ventiv Agreement and entered into a new services agreement (the 2010 Ventiv Agreement).

Under the terms of the 2010 Ventiv Agreement, Ventiv provides to Endo certain sales and promotional services through a contracted field force of 228 sales representatives, 24 district managers, one project manager, and one national sales director, collectively referred to as the 2010 Ventiv Field Force. The 2010 Ventiv Field Force is required to perform a minimum number of face-to-face, one-on-one discussions with physicians and other health care practitioners for the purpose of promoting Voltaren® Gel, Lidoderm®, Frova®, Opana® ER, and other Endo products within their respective approved indications during each year of the 2010 Ventiv Agreement, subject to certain provisions.

Under the terms of the 2010 Ventiv Agreement, we incurred a one-time implementation fee that we recognized in Selling, general, and administrative expense in the second half of 2010. In addition, each month we are required to pay Ventiv a monthly fixed fee during the term of the 2010 Ventiv Agreement based on a pre-approved budget. Ventiv is also eligible to earn a performance-based bonus equal to the fixed management fee during each year of the 2010 Ventiv Agreement. This performance-based bonus is payable upon the satisfaction of certain conditions, including the sale of a minimum number of Voltaren® Gel tubes and a minimum number of Details achieved. The 2010 Ventiv Agreement was set to expire on October 1, 2011. On July 21, 2011, Endo notified Ventiv of its decision to extend the term of the 2010 Ventiv Agreement to December 30, 2011.

The expenses incurred with respect to Ventiv under both the 2008 and the 2010 Ventiv Agreements were $9.2 million and $18.0 million for the three and six months ended June 30, 2011, respectively, and $3.0 million and $5.6 million for the three and six months ended June 30, 2010, respectively. These amounts were included within Selling, general and administrative expense in the accompanying Condensed Consolidated Statements of Operations.

UPS Supply Chain Solutions

Under the terms of this agreement, we utilize UPS Supply Chain Solutions to provide customer service support, chargeback processing, accounts receivables management and warehouse, freight and distribution services for certain of our products in the United States. The initial term of the agreement will extend to March 31, 2015. The agreement may be terminated by either party (1) without cause upon prior written notice to the other party; (2) with cause in the event of an uncured material breach by the other party and (3) if the other party become insolvent or bankrupt. In the event of termination of services provided under the Warehouse Distribution Services Schedule to the agreement (i) by Endo without cause or (ii) by UPS due to Endo’s breach, failure by Endo to make payments when due, or Endo’s insolvency, we would be required to pay UPS certain termination costs. Such termination costs would not exceed $1.5 million.

General

In addition to the manufacturing and supply agreements described above, we have agreements with various companies for clinical development services. Although we have no reason to believe that the parties to these agreements will not meet their obligations, failure by any of these third parties to honor their contractual obligations may have a materially adverse effect on our business, financial condition, results of operations and cash flows.

Milestones and Royalties

See Note 8 for a complete description of future milestone and royalty commitments pursuant to our acquisitions, license and collaboration agreements.

Employment Agreements

We have entered into employment agreements with certain members of management.

Research Contracts

We routinely contract with universities, medical centers, contract research organizations and other institutions for the conduct of research and clinical studies on our behalf. These agreements are generally for the duration of the contracted study and contain provisions that allow us to terminate prior to completion.

Legal Proceedings

We and certain of our subsidiaries are involved in various claims, legal proceedings and governmental investigations that arise from time to time in the ordinary course of our business, including relating to product liability, intellectual property, regulatory compliance and commercial matters. While we cannot predict the outcome of our ongoing legal proceedings and we intend to vigorously defend our position, an adverse outcome in any of these proceedings could have a material adverse effect on our current and future financial position, results of operations and cash flows.

Department of Health and Human Services Subpoena

As previously reported, in January 2007 and April 2011, the Company received subpoenas issued by the United States Department of Health and Human Services, Office of Inspector General (OIG) and the United States Department of Justice, respectively. The subpoenas request documents relating to Lidoderm® (lidocaine patch 5%), focused primarily on the sale, marketing and promotion of Lidoderm®. The Company is cooperating with the government in responding to the subpoenas. At this time, the Company cannot predict or determine the outcome of the government’s investigation or reasonably estimate the amount or range of amounts of fines or penalties, if any, that might result from a settlement or an adverse outcome from this investigation.

Pricing Litigation

A number of cases were brought by local and state government entities that allege generally that our wholly-owned subsidiary, Endo Pharmaceuticals Inc. (EPI) and numerous other pharmaceutical companies reported false pricing information in connection with certain drugs that are reimbursable under Medicaid. These cases generally seek damages, treble damages, disgorgement of profits, restitution and attorneys’ fees. The federal court cases have been consolidated in the United States District Court for the District of Massachusetts under the Multidistrict Litigation Rules as In re: Pharmaceutical Industry Average Wholesale Price Litigation, MDL 1456. Included in MDL 1456 were 43 cases brought by individual New York counties as well as a case brought by New York City, all of which were consolidated. Without admitting any liability or wrongdoing, EPI and the plaintiffs reached an agreement to resolve the foregoing federal cases brought by New York City and the New York counties on terms that are not material to the Company’s business, results of operations, financial condition or cash flows. Pursuant to that agreement, the matters were dismissed as to EPI on June 2, 2011.

Also included in MDL 1456 is the previously reported case State of Iowa v. Abbott Laboratories, Inc., et al., against EPI and numerous other pharmaceutical companies. On June 25, 2010, without admitting any liability or wrongdoing, EPI and the plaintiff reached an agreement in principle to resolve this case brought by the State of Iowa on terms that are not material to the Company’s business, results of operations, financial condition or cash flows.

As previously reported, three other New York counties (Erie, Oswego and Schenectady) filed similar litigation in New York State courts. These were coordinated by the New York Litigation Coordinating Panel in the Supreme Court of the State of New York, Erie County. Without admitting any liability or wrongdoing, EPI and the plaintiffs reached an agreement to resolve these cases brought by the County of Erie, the County of Oswego and the County of Schenectady on terms that are not material to the Company’s business, results of operations, financial condition or cash flows. Pursuant to that agreement, the matters were dismissed as to EPI on June 24, 2011.

As previously reported, on November 3, 2010, the State of Louisiana submitted its Third Amending Petition for Damages and Jury Demand in the previously-filed case of State of Louisiana v. Abbott Laboratories, Inc., et al. That Petition names EPI as a defendant. The Petition also names numerous other pharmaceutical companies and contains allegations similar to the allegations in the cases described above. The case is pending in the 19th Judicial District, Parish of East Baton Rouge.

There is a previously reported case pending in the Circuit Court of Montgomery County, Alabama against EPI and numerous other pharmaceutical companies: State of Alabama v. Abbott Laboratories, Inc., et al. In addition, there is a previously reported case pending in the Third Judicial District Court of Salt Lake County, Utah against EPI and numerous other pharmaceutical companies: State of Utah v. Actavis US, Inc., et al. These cases contain allegations similar to the allegations in the cases described above.

The Company intends to contest the above unresolved cases vigorously and to explore other options as appropriate in the best interests of the Company. Litigation similar to that described above may also be brought by other plaintiffs in various jurisdictions. However, we cannot predict the timing or outcome of any such litigation, or whether any such litigation will be brought against the Company or its subsidiaries.

Paragraph IV Certifications on Lidoderm®

As previously reported, on January 15, 2010, the Company and the holders of the Lidoderm® NDA and relevant patent, Teikoku Seiyaku Co., Ltd., and Teikoku Pharma USA, Inc. (Teikoku) received a Paragraph IV Certification Notice under 21 U.S.C. 355(j) from Watson Laboratories, Inc. (Watson) advising of the filing of an Abbreviated New Drug Application (ANDA) for a generic version of Lidoderm® (lidocaine topical patch 5%). The Paragraph IV Certification Notice refers to U.S. Patent No. 5,827,529, which covers the formulation of Lidoderm®, a topical patch to relieve the pain of post herpetic neuralgia launched in 1999. This patent is listed in the FDA’s Orange Book and expires in October 2015. As a result of this Notice, on February 19, 2010, the Company, Teikoku Seiyaku Co., Ltd. and Teikoku Pharma USA, Inc. filed a lawsuit against Watson in the United States District Court of the District of Delaware. Because the suit was filed within the 45-day period under the Hatch-Waxman Act for filing a patent infringement action, we believe that it triggered an automatic 30-month stay of approval under the Act. On March 4, 2010, Watson filed an Answer and Counterclaims, claiming U.S. Patent No. 5,827,529 is invalid or not infringed. In October 2010, Teikoku Pharma USA listed U.S. Patent No. 5,741,510 in the FDA Orange Book, and this patent expires in March 2014. On June 30, 2011, the Company and Teikoku filed a second lawsuit against Watson in the United States District Court of the District of Delaware alleging infringement of U.S. Patent Nos. 5,741,510, 6,096,333, and 6,096,334 which cover lidocaine patch formulations and manufacturing processes.

As previously reported, in January 2011, the Company and Teikoku received a Paragraph IV Certification Notice under 21 U.S.C. 355(j) from Mylan Technologies Inc. (Mylan) advising of the filing of an ANDA for a generic version of Lidoderm® (lidocaine topical patch 5%). The Paragraph IV Certification Notice refers to U.S. Patent Nos. 5,827,529 and 5,741,510, which cover the formulation of Lidoderm®. These patents are listed in the FDA’s Orange Book and expire in October 2015 and March 2014, respectively. On March 14, 2011, the Company filed a lawsuit against Mylan in the United States District Court for the District of Delaware, claiming that the Paragraph IV Certification Notice served by Mylan failed to comply with the requirements of 21 U.S.C. sec. 355(b)(3)(C)(1) and 21 C.F.R. 214.95(a). In that suit, the Company seeks a declaration that Mylan’s Paragraph IV Certification Notice is null, void and without legal effect, and that as a result, Mylan has failed to properly trigger the ANDA litigation process. In the alternative, the Company alleges that Mylan’s submission of its ANDA constitutes infringement of the ‘510 patent under 35 U.S.C. sec. 271(e)(2)(A).

Endo intends, and has been advised by Teikoku that they too intend, to vigorously defend Lidoderm®’s intellectual property rights and to pursue all available legal and regulatory avenues in defense of Lidoderm®, including enforcement of the product’s intellectual property rights and approved labeling. However, there can be no assurance that we will be successful. If we are unsuccessful and either Watson or Mylan is able to obtain FDA approval of its product, either Watson or Mylan may be able to launch its generic version of Lidoderm® prior to the applicable patents’ expirations in 2014 and 2015. Additionally, we cannot predict or determine the timing or outcome of this litigation but will explore all options as appropriate in the best interests of the Company. In addition to the above litigation, it is possible that another generic manufacturer may also seek to launch a generic version of Lidoderm® and challenge the applicable patents.

In addition to the above litigation, it is possible that another generic manufacturer may also seek to launch a generic version of Lidoderm® and challenge the applicable patents.

Paragraph IV Certifications on Opana® ER

As previously reported, in December 2007 and June 2008, the Company received notices from Impax Laboratories, Inc. (Impax) advising of the filing by Impax of an ANDA for a generic version of Opana® ER (oxymorphone hydrochloride extended-release tablets CII). Impax’s notices included notification that it had filed Paragraph IV certifications under 21 U.S.C. Section 355(j) with respect to the patents that cover the formulation of Opana® ER. These patents are listed in the FDA’s Orange Book and expire in 2013 and 2023. The Company and the patent holder Penwest timely filed lawsuits against Impax in the United States District Court for the District of Delaware in connection with Impax’s ANDA.

As previously reported, on June 8, 2010, the Company and Penwest settled all of the Impax litigation relating to Opana® ER. Both sides dismissed their respective claims and counterclaim with prejudice. Under the terms of the settlement, Impax agreed not to challenge the validity or enforceability of Penwest’s patents relating to Opana® ER. The Company and Penwest agreed to grant Impax a license permitting the production and sale of generic Opana® ER for 5, 10, 20, 30 and 40 mg tablets commencing on January 1, 2013 or earlier under certain circumstances. Such license is exclusive for 5, 10, 20, 30 and 40 mg tablets of generic Opana® ER for which Impax obtains first applicant status as described in 21 U.S.C. Section 355(j)(5)(B)(iv), for the period beginning on January 1, 2013 or earlier under certain circumstances, and such exclusivity ends upon expiration or forfeit of the 180-day period described in 21 U.S.C. Section 355(j)(5)(B)(iv) for such dosage strength. Such license is also subject to any agreements executed by us and any third party holding an ANDA referencing Opana® ER as of or prior to June 8, 2010.

As previously reported, in February and June 2008, the Company received notices from Actavis South Atlantic LLC (Actavis), advising of the filing by Actavis of an ANDA for a generic version of Opana® ER. Actavis’s notices included notification that it had filed Paragraph IV certifications under 21 U.S.C. Section 355(j) with respect to the patents that cover the formulation of Opana® ER. The Company and the patent holder Penwest timely filed lawsuits against Actavis in the United States District Court for the District of New Jersey in connection with Actavis’s ANDA.

As previously reported, on February 20, 2009, the Company and Penwest settled all of the Actavis litigation relating to Opana® ER. Under the terms of the settlement, Actavis agreed not to challenge the validity or enforceability of Penwest’s patents relating to Opana® ER. The Company and Penwest agreed to grant Actavis a license permitting the production and sale of generic Opana® ER 7.5 and 15 mg tablets on July 15, 2011, or earlier under certain circumstances. The Company and Penwest also granted Actavis a license to produce and market other strengths of Opana® ER generic commencing on the earlier of July 15, 2011 and the date on which any third party commences commercial sales of a generic form of the drug.

As previously reported, in July and November 2008, the Company received notices from Sandoz, Inc. (Sandoz), advising of the filing by Sandoz of an ANDA for a generic version of Opana® ER. Sandoz’s notices included notification that it had filed a Paragraph IV certification under 21 U.S.C. Section 355(j) with respect to the patents that cover the formulation of Opana® ER. The Company and the patent holder Penwest timely filed lawsuits against Sandoz in the United States District Court for the District of Delaware in connection with Sandoz’s ANDA.

As previously reported, on June 8, 2010, the Company and Penwest settled all of the Sandoz litigation relating to Opana® ER. Both sides dismissed their respective claims and counterclaim with prejudice. Under the terms of the settlement, Sandoz agreed not to challenge the validity or enforceability of Penwest’s patents relating to Opana® ER. The Company and Penwest agreed to grant Sandoz a license permitting the production and sale of all strengths of Opana® ER commencing on September 15, 2012, or earlier under certain circumstances.

As previously reported, in September 2008 and June 2009, the Company received notices from Barr Laboratories, Inc. (Barr), advising of the filing by Barr of an ANDA for a generic version of Opana® ER. Barr’s notices included notification that it had filed a Paragraph IV certification under 21 U.S.C. Section 355(j) with respect to the patents that cover the formulation of Opana® ER. The Company and the patent holder Penwest timely filed lawsuits against Barr in the United States District Court for the District of Delaware in connection with Barr’s ANDA.

As previously reported, on April 12, 2010, the Company and Penwest settled all of the Barr litigation relating to Opana® ER. Under the terms of the settlement, Barr agreed not to challenge the validity or enforceability of Penwest’s patents relating to Opana® ER. The Company and Penwest agreed to grant Barr a license permitting the production and sale of all strengths of Opana® ER commencing on September 15, 2012, or earlier under certain circumstances.

As previously reported, in January and March 2010, the Company received notices from Watson Laboratories, Inc. (Watson) advising of the filing by Watson of an ANDA for a generic version of Opana® ER. Watson’s notices included notification that it had filed a Paragraph IV certification under 21 U.S.C. Section 355(j) with respect to the patents that cover the formulation of Opana® ER. The Company and the patent holder Penwest timely filed lawsuits against Watson in the U.S. District Court for the District of New Jersey in connection with Watson’s ANDA.

As previously reported, on October 4, 2010, the Company and Penwest settled all of the Watson litigation relating to Opana® ER. Under the terms of the settlement, Watson agreed not to challenge the validity or enforceability of Penwest’s patents relating to Opana® ER. The Company and Penwest agreed to grant Watson a license permitting the production and sale of all strengths of Opana® ER commencing on September 15, 2012, or earlier under certain circumstances.

As previously reported, in December 2009 and January 2010, the Company received notices from Roxane Laboratories, Inc. (Roxane) advising of the filing by Roxane of an ANDA for a generic version of Opana® ER. Roxane’s notices included notification that it had filed a Paragraph IV certification under 21 U.S.C. Section 355(j) with respect to the patents that cover the formulation of Opana® ER. The Company and the patent holder Penwest timely filed lawsuits against Roxane in the U.S. District Court for the District of New Jersey in connection with Roxane’s ANDA.

On May 4, 2011, the Company and Penwest settled all of the Roxane litigation relating to Opana® ER. Under the terms of the settlement, Roxane agreed not to challenge the validity or enforceability of Penwest’s patents relating to Opana® ER. The Company and Penwest agreed to grant Roxane a license permitting the production and sale of all strengths of Opana® ER commencing on September 15, 2012, or earlier under certain circumstances.

In addition to the above litigation, it is possible that another generic manufacturer may also seek to launch a generic version of Opana® ER and challenge the applicable patents. We intend to contest vigorously and pursue all available legal and regulatory avenues in defense of Opana® ER, including enforcement of our intellectual property rights and approved labeling. However, there can be no assurance that we will be successful. Additionally, we cannot predict or determine the timing or outcome of any of these litigations but will explore all options as appropriate in the best interests of the Company.

Paragraph IV Certifications on Frova®

As previously reported, in July 2011, the Company and its licensor, Vernalis Development Limited received a notice from Mylan Technologies Inc. (Mylan) advising of the filing by Mylan of an ANDA for a generic version of Frova® (frovatriptan succinate) 2.5 mg tablets. Mylan’s notice included notification that it had filed a Paragraph IV certification under 21 U.S.C. Section 355(j) with respect to the patents that cover the formulation Frova®. These patents are listed in the U.S. Food and Drug Administration’s (FDA) Orange Book and expire between 2013 and 2015. The Company is currently reviewing the details of this notice.

In addition to the above Paragraph IV certification, it is possible that another generic manufacturer may also seek to launch a generic version of Frova® and challenge the applicable patents. We intend to contest vigorously and pursue all available legal and regulatory avenues in defense of Frova®. However, there can be no assurance that we will be successful. Additionally, we cannot predict or determine the timing or outcome of this litigation but will explore all options as appropriate in the best interests of the Company.

MCP Cases

Qualitest, and in certain cases the Company or certain of its subsidiaries, along with several other pharmaceutical manufacturers, have been named as defendants in numerous lawsuits in various federal and state courts alleging personal injury resulting from the use of the prescription medicine metoclopramide. Plaintiffs in these suits allege various personal injuries including tardive dyskinesia, other movement disorders, and death. The Company intends to contest these cases vigorously and to explore other options as appropriate in the best interests of the Company. Litigation similar to that described above may also be brought by other plaintiffs in various jurisdictions. However, we cannot predict the timing or outcome of any such litigation, or whether any additional litigation will be brought against the Company or its subsidiaries. Subject to certain terms and conditions, we will be indemnified by the former owners of Qualitest with respect to metoclopramide litigation arising out of the sales of the product by Qualitest between January 1, 2006 and the date on which the acquisition was completed, subject to an overall liability cap of $100 million for all claims arising out of or related to the acquisition, including the claims described above.

Propoxyphene Cases

Qualitest and, in certain cases, the Company or certain of its subsidiaries, along with several other pharmaceutical manufacturers, have been named as defendants in several lawsuits in various federal and state courts alleging personal injury resulting from the use of the prescription medicine propoxyphene. Plaintiffs in these suits allege various personal injuries including cardiac impairment and damage. Certain plaintiffs seek to create a multidistrict litigation (MDL) with respect to cases filed in federal court. The Company intends to contest these cases vigorously and to explore other options as appropriate in the best interests of the Company. Litigation similar to that described above may also be brought by other plaintiffs in various jurisdictions. However, we cannot predict the timing or outcome of any such litigation, or whether any additional litigation will be brought against the Company or its subsidiaries. Subject to certain terms and conditions, we will be indemnified by the former owners of Qualitest with respect to propoxyphene litigation arising out of the sales of the product by Qualitest between January 1, 2006 and the date on which the acquisition was completed, subject to an overall liability cap of $100 million for all claims arising out of or related to the acquisition, including the claims described above.

Vaginal Mesh Cases

On October 20, 2008, the FDA issued a Public Health Notification (PHN) regarding potential complications associated with transvaginal placement of surgical mesh to treat pelvic organ prolapse (POP) and stress urinary incontinence (SUI). The notification provides recommendations and encourages physicians to seek specialized training in mesh procedures, to advise their patients about the risks associated with these procedures and to be diligent in diagnosing and reporting complications.

In July 2011, FDA issued an update to the October 2008 PHN to further advise the public and the medical community of the potential complications associated with transvaginal placement of surgical mesh to treat POP. In this July 2011 update, the FDA maintained that adverse events are not rare, as previously reported, and questioned the relative effectiveness of transvaginal mesh as a treatment for POP as compared to non-mesh surgical repair. The July 2011 notification continued to encourage physicians to seek specialized training in mesh procedures, to consider and to advise their patients about the risks associated with these procedures and to be diligent in diagnosing and reporting complications. FDA also stated that an advisory panel will be convened on September 8-9, 2011 to further address the safety and effectiveness of transvaginal surgical mesh used for repair of POP.

Since 2008, AMS has been named as a defendant in several lawsuits in various federal and state courts alleging personal injury resulting from use of transvaginal surgical mesh products designed to treat POP and SUI. Plaintiffs in these suits allege various personal injuries including chronic pain, incontinence and inability to control bowel function, and permanent deformities. AMS intends to contest these cases vigorously and to explore other options as appropriate in the best interests of AMS and the Company. Litigation similar to that described above may also be brought by other plaintiffs in various jurisdictions. However, we cannot predict the timing or outcome of any such litigation, or whether any additional litigation will be brought against the Company or its subsidiaries.

Other Legal Proceedings

In addition to the above proceedings, we are involved in, or have been involved in, arbitrations or various other legal proceedings that arise from the normal course of our business. We cannot predict the timing or outcome of these claims and other proceedings. Currently, we are not involved in any arbitration and/or other legal proceeding that we expect to have a material effect on our business, financial condition, results of operations and cash flows.

NOTE 13. NET INCOME PER SHARE

The following is a reconciliation of the numerator and denominator of basic and diluted net income per share (in thousands, except per share data):

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Numerator:
Net income attributable to Endo Pharmaceuticals Holdings Inc. common stockholders	$54,583	$51,460	$110,370	$111,815
Denominator:
For basic per share data—weighted average shares	116,663	116,060	116,509	116,704
Dilutive effect of common stock equivalents	2,434	600	2,352	642
Dilutive effect of 1.75% Convertible Senior Subordinated Notes and warrants	3,589	—	2,863	—

For diluted per share data—weighted average shares	122,686	116,660	121,724	117,346
Basic net income per share attributable to Endo Pharmaceuticals Holdings Inc	$0.47	$0.44	$0.95	$0.96

Diluted net income per share attributable to Endo Pharmaceuticals Holdings Inc	$0.44	$0.44	$0.91	$0.95

Basic net income per share is computed based on the weighted average number of common shares outstanding during the period. Diluted income per common share is computed based on the weighted average number of common shares outstanding and, if there is net income during the period, the dilutive impact of common stock equivalents outstanding during the period. Common stock equivalents are measured under the treasury stock method.

The 1.75% Convertible Senior Subordinated Notes due April 15, 2015 are only included in the dilutive net income per share calculation using the treasury stock method during periods in which the average market price of our common stock was above the applicable conversion price of the Convertible Notes, or $29.20 per share. In these periods, under the treasury stock method, we calculated the number of shares issuable under the terms of these notes based on the average market price of the stock during the period, and included that number in the total diluted shares outstanding for the period.

We have entered into convertible note hedge and warrant agreements that, in combination, have the economic effect of reducing the dilutive impact of the Convertible Notes. However, we separately analyze the impact of the convertible note hedge and the warrant agreements on diluted weighted average shares outstanding. As a result, the purchases of the convertible note hedges are excluded because their impact would be anti-dilutive. The treasury stock method is applied when the warrants are in-the-money with the proceeds from the exercise of the warrant used to repurchase shares based on the average stock price in the calculation of diluted weighted average shares. Until the warrants are in-the-money, they have no impact to the diluted weighted average share calculation. The total number of shares that could potentially be included if the warrants were exercised is approximately 13 million.

The following reconciliation shows the maximum potential dilution of shares currently excluded from the calculation of diluted net income per share for the six months ended June 30 (in thousands):

	2011	2010
Weighted average shares excluded:
1.75% Convertible senior subordinated notes due 2015 and warrants(1)	23,130	25,993
Employee stock-based awards	1,279	5,150

	24,409	31,143

(1)	Amounts represent the incremental potential total dilution that could occur if our Convertible Notes and warrants were converted to shares of our common stock.

NOTE 14. COST OF REVENUES

The components of cost of revenues for the three and six months ended June 30 (in thousands) were as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Cost of net pharmaceutical product sales	$198,499	$107,216	$401,212	$201,289
Cost of device, service and other revenues	38,198	—	67,043	—

Total cost of revenues	$236,697	$107,216	$468,255	$201,289

NOTE 15. DEBT

The components of our total indebtedness at June 30, 2011 and December 31, 2010 (in thousands), were as follows:

	June 30, 2011	December 31, 2010
1.75% Convertible Senior Subordinated Notes due 2015	$379,500	$379,500
Unamortized discount on 1.75% Convertible Senior Subordinated Notes due 2015	(90,644)	(100,578)

1.75% Convertible Senior Subordinated Notes due 2015, net	$288,856	$278,922

7.00% Senior Notes due 2019	$500,000	$—
7.00% Senior Notes due 2020	$400,000	$400,000
Unamortized initial purchaser’s discount	(11,079)	(13,284)

7.00% Senior Notes due 2020, net	$388,921	$386,716

7.25% Senior Notes due 2022	$400,000	$—
3.25% AMS Convertible Notes due 2036	$94,960	$—
4.00% AMS Convertible Notes due 2041	$151,887	$—
Term Loan Facility Due 2015	$—	$400,000
Term Loan A Facility Due 2016	$1,500,000	$—
Term Loan B Facility Due 2018	$700,000	$—
Other long-term debt	$5,549	$5,156

Total long-term debt, net	$4,030,173	$1,070,794

Less current portion	$601,498	$24,993

Total long-term debt, less current portion, net	$3,428,675	$1,045,801

Credit Facility

In October 2009, we established a $300 million, three-year senior secured revolving credit facility (the 2009 Credit Facility) with JP Morgan Chase Bank, Barclays Capital and certain other lenders. The 2009 Credit Facility was available for letters of credit, working capital and general corporate purposes. The 2009 Credit Facility also permitted up to $100 million of additional revolving or term loan commitments from one or more of the existing lenders or other lenders.

Financing costs of $5.2 million paid to establish the 2009 Credit Facility were deferred and were being amortized to interest expense over the life of the 2009 Credit Facility.

On November 30, 2010, we terminated the 2009 Credit Facility. Concurrent with the termination of the 2009 Credit Facility, we established a $400 million, five-year senior secured term loan facility (the Term Loan Facility), and a $500 million, five-year senior secured revolving credit facility (the 2010 Revolving Credit Facility and, together with the Term Loan Facility, the 2010 Credit Facility) with JP Morgan Chase Bank, Royal Bank of Canada, and certain other lenders. The 2010 Credit Facility was established primarily to finance our acquisition of Qualitest and was available for working capital, general corporate purposes and letters of credit. The agreement governing the 2010 Credit Facility (the 2010 Credit Agreement) also permitted up to $200 million of additional revolving or term loan commitments from one or more of the existing lenders or other lenders with the consent of the JP Morgan Chase Bank (the administrative agent) without the need for consent from any of the existing lenders under the 2010 Credit Facility.

The obligations of the Company under the 2010 Credit Facility were guaranteed by certain of the Company’s domestic subsidiaries and were secured by substantially all of the assets of the Company and the subsidiary guarantors. The 2010 Credit Facility contained certain usual and customary covenants, including, but not limited to covenants to maintain maximum leverage and minimum interest coverage ratios. Borrowings under the 2010 Credit Facility bore interest at an amount equal to a rate calculated based on the type of borrowing and the Company’s Leverage Ratio. For term loans and revolving loans (other than Swing Line Loans), the Company had been permitted to elect to pay interest based on an adjusted LIBOR rate plus between 2.00% and 2.75% or an Alternate Base Rate (as defined in the 2010 Credit Agreement) plus between 1.00% and 1.75%. The Company had also paid a commitment fee of between 35 to 50 basis points, payable quarterly, on the average daily unused amount of the Revolving Credit Facility.

Financing costs of $16.5 million paid to establish the 2010 Credit Facility were deferred and were amortized to interest expense over the life of the 2010 Credit Facility. Financing costs associated with the 2009 Credit Facility not yet amortized as of November 30, 2010 totaled approximately $3.2 million on November 30, 2010. In accordance with the applicable accounting guidance for debt modifications, upon the termination of the 2009 Credit Facility, approximately $0.3 million of this amount was written off in proportion to decreased lending capacity provided by certain individual loan syndicates with a corresponding charge to earnings. The remaining $2.9 million was deferred and will be amortized over the life of the 2010 Credit Facility.

On June 17, 2011, we terminated the 2010 Credit Facility. Concurrent with the termination of the 2010 Credit Facility, we established a $1,500 million, five-year senior secured term loan facility (the Term Loan A Facility), a $700 million, seven-year senior secured term loan facility (the Term Loan B Facility, and, together with the Term Loan A Facility, the Term Loan Facilities), and a $500 million, five-year senior secured revolving credit facility (the 2011 Revolving Credit Facility and, together with the Term Loan Facilities, the 2011 Credit Facility) with Morgan Stanley Senior Funding, Inc., as administrative agent, Bank of America, N.A., as Syndication Agent, and certain other lenders. The 2011 Credit Facility was established primarily to finance our acquisition of AMS and is available for working capital, general corporate purposes and lines of credit. The agreement governing the 2011 Credit Facility (the 2011 Credit Agreement) also permits up to $500 million of additional revolving or term loan commitments from one or more of the existing lenders or other lenders with the consent of Morgan Stanley Senior Funding, Inc. (the administrative agent) without the need for consent from any of the existing lenders under the 2011 Credit Facility.

The obligations of the Company under the 2011 Credit Facility are guaranteed by certain of the Company’s domestic subsidiaries and are secured by substantially all of the assets of the Company and the subsidiary guarantors. The 2011 Credit Facility contains certain usual and customary covenants, including, but not limited to covenants to maintain maximum leverage and minimum interest coverage ratios. Borrowings under the 2011 Credit Facility bear interest at an amount equal to a rate calculated based on the type of borrowing and the Company’s Leverage Ratio. For term A loans and revolving loans (other than Swing Line Loans), the Company is permitted to elect to pay interest based on an adjusted LIBOR rate plus between 1.75% and 2.50% or an Alternate Base Rate (as defined in the 2011 Credit Agreement) plus between 0.75% and 1.50%. For term B loans, the Company may elect to pay interest based on an adjusted LIBOR rate plus 3.00% or an Alternate Base Rate plus 2.00%. The Company will pay a commitment fee of between 37.5 to 50 basis points, payable quarterly, on the average daily unused amount of the Revolving Credit Facility.

Financing costs of $55.0 million paid to establish the 2011 Credit Facility, including $43.4 million paid to investment bankers that also helped structure the AMS acquisition, were deferred and are being amortized to interest expense over the life of the 2011 Credit Facility. Unamortized financing costs associated with the prior credit facilities as of November 30, 2010 totaled approximately $14.7 million on June 17, 2011. In accordance with the applicable accounting guidance for debt modifications and extinguishments, approximately $8.5 million of this amount was written off and is included in the Condensed Consolidated Statements of Operations as a Loss on extinguishment of debt, net. The remaining $6.2 million was deferred to be amortized over the life of the 2011 Credit Facility.

We recognized $10.9 million and $2.0 million of interest expense related to our Credit Facilities for the six months ended June 30, 2011 and 2010, respectively.

7.00% Senior Notes Due 2019

On June 8, 2011, we issued $500 million in aggregate principal amount of 7.00% Notes due 2019 (the 2019 Notes) at an issue price of par. The 2019 Notes were issued in a private offering for resale to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. The 2019 Notes are senior unsecured obligations of the Company and are guaranteed on a senior unsecured basis by certain of the Company’s domestic subsidiaries. Interest on the 2019 Notes is payable semiannually in arrears on January 15 and July 15 of each year, beginning on January 15, 2012. The 2019 Notes will mature on July 15, 2019, subject to earlier repurchase or redemption in accordance with the terms of the Indenture incorporated by reference herein. We received proceeds of approximately $485.9 million from the issuance, net of certain costs of the offering, including $9.9 million of costs paid to investment bankers that also helped structure the AMS acquisition.

On or after July 15, 2015, the Company may on any one or more occasions redeem all or a part of the 2019 Notes, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest and additional interest, if any, if redeemed during the twelve-month period beginning on July 15 of the years indicated below:

Payment Dates (between indicated dates)	Redemption Percentage
From July 15, 2015 to and including July 14, 2016	103.500%
From July 15, 2016 to and including July 14, 2017	101.750%
From July 15, 2017 and thereafter	100.000%

In addition, at any time prior to July 15, 2015, Endo may on any one or more occasions redeem all or a part of the 2019 notes at a specified redemption price set forth in the Indenture, plus accrued and unpaid interest and additional interest, if any.

At any time prior to July 15, 2014, the Company may redeem up to 35% of the aggregate principal amount of the 2019 Notes at a specified redemption price set forth in the Indenture, plus accrued and unpaid interest and additional interest, if any, with the net cash proceeds of an equity offering subject to certain provisions. If the Company experiences certain change of control events, it must offer to repurchase the 2019 Notes at 101% of their principal amount, plus accrued and unpaid interest and additional interest, if any.

The Indenture contains covenants that, among other things, restrict the Company’s ability and the ability of its restricted subsidiaries to incur certain additional indebtedness and issue preferred stock, make restricted payments, sell certain assets, agree to any restrictions on the ability of restricted subsidiaries to make payments to the Company, create certain liens, merge, consolidate, or sell substantially all of the Company’s assets, or enter into certain transactions with affiliates. These covenants are subject to a number of important exceptions and qualifications, including the fall away or revision of certain of these covenants upon the 2019 Notes receiving investment grade credit ratings.

We recognized $2.3 million of interest expense related to our 2019 Notes for the six months ended June 30, 2011.

7.00% Senior Notes Due 2020

In November 2010, we issued $400 million in aggregate principal amount of 7.00% Senior Notes due 2020 (the 2020 Notes) at an issue price of 99.105%. The 2020 Notes were issued in a private offering for resale to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. The 2020 Notes are senior unsecured obligations of the Company and are guaranteed on a senior unsecured basis by certain of the Company’s domestic subsidiaries. Interest on the 2020 Notes is payable semiannually in arrears on June 15 and December 15 of each year, beginning on June 15, 2011. The 2020 Notes will mature on December 15, 2020, subject to earlier repurchase or redemption in accordance with the terms of the Indenture incorporated by reference herein. We received proceeds of approximately $386.6 million from the issuance, net of the initial purchaser’s discount and certain other costs of the offering.

On or after December 15, 2015, the Company may on any one or more occasions redeem all or a part of the 2020 Notes, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest and additional interest, if any, if redeemed during the twelve-month period beginning on December 15 of the years indicated below:

Payment Dates (between indicated dates)	Redemption Percentage
From December 15, 2015 to and including December 14, 2016	103.500%
From December 15, 2016 to and including December 14, 2017	102.333%
From December 15, 2017 to and including December 14, 2018	101.167%
From December 15, 2018 and thereafter	100.000%

In addition, at any time prior to December 15, 2013, the Company may redeem up to 35% of the aggregate principal amount of the 2020 Notes at a specified redemption price set forth in the Indenture, plus accrued and unpaid interest and additional interest, if any, with the net cash proceeds of an equity offering subject to certain provisions. If the Company experiences certain change of control events, it must offer to repurchase the 2020 Notes at 101% of their principal amount, plus accrued and unpaid interest and additional interest, if any.

The Indenture contains covenants that, among other things, restrict the Company’s ability and the ability of its restricted subsidiaries to incur certain additional indebtedness and issue preferred stock, make restricted payments, sell certain assets, agree to any restrictions on the ability of restricted subsidiaries to make payments to the Company, create certain liens, merge, consolidate, or sell substantially all of the Company’s assets, or enter into certain transactions with affiliates. These covenants are subject to a number of important exceptions and qualifications, including the fall away or revision of certain of these covenants upon the 2020 Notes receiving investment grade credit ratings.

We recognized $14.4 million of interest expense related to our 2020 Notes for the six months ended June 30, 2011.

7.25% Senior Notes Due 2022

On June 8, 2011, we issued $400 million in aggregate principal amount of 7.25% Senior Notes due 2022 (the 2022 Notes) at an issue price of par. The 2022 Notes were issued in a private offering for resale to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. The 2022 Notes are senior unsecured obligations of the Company and are guaranteed on a senior unsecured basis by certain of the Company’s domestic subsidiaries. Interest on the 2022 Notes is payable semiannually in arrears on January 15 and July 15 of each year, beginning on January 15, 2012. The 2022 Notes will mature on January 15, 2022, subject to earlier repurchase or redemption in accordance with the terms of the Indenture incorporated by reference herein. We received proceeds of approximately $388.7 million from the issuance, net of certain costs of the offering, including $7.9 million of costs paid to investment bankers that also helped structure the AMS acquisition.

On or after July 15, 2016, the Company may on any one or more occasions redeem all or a part of the 2022 Notes, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest and additional interest, if any, if redeemed during the twelve-month period beginning on July 15 of the years indicated below:

Payment Dates (between indicated dates)	Redemption Percentage
From July 15, 2016 to and including July 14, 2017	103.625%
From July 15, 2017 to and including July 14, 2018	102.417%
From July 15, 2018 to and including July 14, 2019	101.208%
From July 15, 2019 and thereafter	100.000%

In addition, at any time prior to July 15, 2016, Endo may on any one or more occasions redeem all or a part of the 2022 notes at a specified redemption price set forth in the Indenture, plus accrued and unpaid interest and additional interest, if any.

At any time prior to July 15, 2014, the Company may redeem up to 35% of the aggregate principal amount of the 2022 Notes at a specified redemption price set forth in the Indenture, plus accrued and unpaid interest and additional interest, if any, with the net cash proceeds of an equity offering subject to certain provisions. If the Company experiences certain change of control events, it must offer to repurchase the 2022 Notes at 101% of their principal amount, plus accrued and unpaid interest and additional interest, if any.

The Indenture contains covenants that, among other things, restrict the Company’s ability and the ability of its restricted subsidiaries to incur certain additional indebtedness and issue preferred stock, make restricted payments, sell certain assets, agree to any restrictions on the ability of restricted subsidiaries to make payments to the Company, create certain liens, merge, consolidate, or sell substantially all of the Company’s assets, or enter into certain transactions with affiliates. These covenants are subject to a number of important exceptions and qualifications, including the fall away or revision of certain of these covenants upon the 2022 Notes receiving investment grade credit ratings.

We recognized $1.9 million of interest expense related to our 2022 Notes for the six months ended June 30, 2011.

1.75% Convertible Senior Subordinated Notes Due 2015

In April 2008, we issued $379.5 million in aggregate principal amount of 1.75% Convertible Senior Subordinated Notes due April 15, 2015 (the Convertible Notes) in a private offering for resale to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended.

We received proceeds of approximately $370.7 million from the issuance, net of the initial purchaser’s discount and certain other costs of the offering. Interest is payable semiannually in arrears on each April 15 and October 15 with the first interest payment being made on October 15, 2008. The Convertible Notes will mature on April 15, 2015, unless earlier converted or repurchased by us.

Holders of the Convertible Notes may convert their notes based on a conversion rate of 34.2466 shares of our common stock per $1,000 principal amount of notes (the equivalent of $29.20 per share), subject to adjustment upon certain events, only under the following circumstances as described in the Indenture for the Convertible Notes (the Indenture): (1) during specified periods, if the price of our common stock reaches specified thresholds; (2) if the trading price of the Convertible Notes is below a specified threshold; (3) at any time after October 15, 2014; or (4) upon the occurrence of certain corporate transactions. We will be permitted to deliver cash, shares of Endo common stock or a combination of cash and shares, at our election, to satisfy any future conversions of the Convertible Notes. It is our current intention to settle the principal amount of any conversion consideration in cash. The Convertible Notes became convertible at the option of holders beginning July 1, 2011. The conversion right was triggered on June 16, 2011, when the closing sale price of the Company’s common stock on the NASDAQ Stock Exchange exceeded $37.96 (130% of the conversion price of $29.20) for the 20th trading day in the 30 consecutive trading days ending on June 30, 2011.

In the event that holders of Convertible Notes elect to convert, the Company expects to fund any cash settlement of any such conversion from working capital, borrowings under its credit facility, and/or cash proceeds from the exercising of common stock call options under the convertible note hedge described in more detail below. As a result of the Convertible Notes becoming convertible, the Company has included the Convertible Notes in the current portion of long-term debt on its consolidated balance sheet as of June 30, 2011. The Company will reassess the convertibility of the Convertible Notes, and the related balance sheet classification, on a quarterly basis. In the event that a holder exercises the right to convert his Convertible Notes, the Company will write-off a ratable portion of the associated debt issuance costs. There have been no conversions as of the date of this filing.

Concurrently with the issuance of the Convertible Notes, we entered into a privately negotiated convertible note hedge transaction with affiliates of the initial purchasers. Pursuant to the hedge transaction we purchased common stock call options intended to reduce the potential dilution to our common stock upon conversion of the Convertible Notes by effectively increasing the initial conversion price of the Convertible Notes to $40.00 per share, representing a 61.1% conversion premium over the closing price of our common stock on April 9, 2008 of $24.85 per share. The call options allow us to purchase up to approximately 13.0 million shares of our common stock at an initial strike price of $29.20 per share. The call options expire on April 15, 2015 and must be net-share settled. The cost of the call option was approximately $107.6 million. In addition, we sold warrants to affiliates of certain of the initial purchasers whereby they have the option to purchase up to approximately 13.0 million shares of our common stock at an initial strike price of $40.00 per share. The warrants expire on various dates from July 14, 2015 through October 6, 2015 and must be net-share settled. We received approximately $50.4 million in cash proceeds from the sale of these warrants. The warrant transaction could have a dilutive effect on our net income per share to the extent that the price of our common stock exceeds the strike price of the warrants at exercise.

As discussed in Note 13, in periods in which our common stock price exceeds the conversion price of the Convertible Notes or the strike price of the warrants, we include the effects of the additional shares that may be issued in our diluted net income per share calculation using the treasury stock method.

On January 1, 2009 the Company retrospectively adopted the provisions of the authoritative guidance relating to the accounting for convertible debt instruments. The guidance requires that issuers of convertible debt instruments that may be settled in cash or other assets on conversion to separately account for the liability and equity components of the instrument in a manner that will reflect the entity’s nonconvertible debt borrowing rate on the instrument’s issuance date when interest cost is recognized in subsequent periods.

As a result of our adoption, we separated the debt portion of our Convertible Notes from the equity portion at their fair value retrospective to the date of issuance and are amortizing the resulting discount into interest expense over the life of the Convertible Notes.

The carrying values of the debt and equity components of our Convertible Notes at June 30, 2011 and December 31, 2010 are as follows (in thousands):

	June 30, 2011	December 31, 2010
Principal amount of Convertible Notes	$379,500	$379,500
Unamortized discount related to the debt component(1)	(90,644)	(100,578)

Net carrying amount of the debt component	$288,856	$278,922

Carrying amount of the equity component	$142,199	$142,199

(1)	Represents the unamortized portion of the original purchaser’s discount and certain other costs of the offering as well as the unamortized portion of the discount created from the separation of the debt portion of our Convertible Notes from the equity portion. This discount will be amortized to interest expense over the term of the Convertible Notes.

We recognized $13.3 million and $12.4 million of interest expense for the six months ended June 30, 2011 and 2010, respectively. For the amounts recognized in 2011, $3.3 million related to the contractual interest payments and $10.0 million related to the amortization of the debt discount and certain other costs of the offering. This compared to $3.3 million of contractual interest payments and $9.1 million related to the amortization of the debt discount and certain other costs of the offering for the six months ended June 30, 2010.

3.25% Convertible AMS Notes Due 2036 and 4.00% Convertible AMS Notes Due 2041

As a result of our acquisition of AMS, the Company assumed AMS’s 3.25% Convertible Notes due 2036 (the 2036 Notes) and 4.00% Convertible Notes due 2041 (the 2041 Notes and, together with the 2036 Notes, the AMS Notes). In accordance with the indentures governing the AMS Notes, the AMS Notes were immediately convertible upon the closing of Endo’s acquisition of AMS. From the AMS Acquisition Date until June 30, 2011, we paid $1.6 million to redeem $1.0 million of the 2036 Notes at a stated conversion premium of 1.5571. During the same period, we paid $271.6 million to redeem $160.3 million of the 2041 Notes at a stated conversion premium of 1.6940.

Based on the terms of the indentures governing the AMS Notes and the stated conversion premiums, we expect to pay $95.0 million for the remaining principal amount of $61.0 million on the 2036 Notes and $151.9 million for the remaining principal amount of $89.7 million on the 2041 Notes, excluding any accrued interest.

We recognized $0.1 million of interest expense related to the AMS Notes for the six months ended June 30, 2011.

Non-recourse Notes

On August 26, 2008, Indevus closed a private placement to institutional investors of $105.0 million in aggregate principal amount of 16% non-convertible, non-recourse, secured promissory notes due 2024 (Non-recourse Notes). The Non-recourse Notes were issued by Ledgemont Royalty Sub LLC (Royalty Sub), which was a wholly-owned subsidiary of Indevus at the time of the Non-recourse Note issuance and subsequently became a wholly-owned subsidiary of the Company upon our acquisition of Indevus. As of the Indevus Acquisition Date, the Company recorded these notes at their fair value of approximately $115.2 million and began amortizing these notes to their face value of $105.0 million at maturity in 2024.

In August 2009, the Company commenced a cash tender offer for any and all outstanding Non-recourse notes. The purpose of the tender offer was to acquire any and all Notes to reduce our consolidated interest expense. The aggregate principal amount of Non-recourse Notes purchased represented approximately 46% of the $105 million aggregate principal amount of Non-recourse Notes that were outstanding prior to the Expiration Time. Accordingly, the Company recorded a $4.0 million gain on the extinguishment of debt, net of transaction costs. The gain was calculated as the difference between the aggregate amount paid to purchase the Non-recourse Notes and their carrying amount.

During the third quarter of 2010, Endo notified the holders of its intent to exercise its option to redeem the remaining $57 million of principal at 108% of the principal amount for approximately $62 million (amount excludes accrued and unpaid interest) on November 5, 2010. The Non-recourse Notes were redeemed in November 2010.

NOTE 16. DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

We are exposed to certain risks relating to our ongoing business operations. We use derivative instruments to mitigate a portion of our exposure to volatility in foreign currency exchange rates. Foreign currency exchange forward contracts are used to manage the currency risk associated with forecasted sales to and receivables from certain subsidiaries, denominated in their local currencies. We hedge only exposures in the ordinary course of business. We account for our derivative instruments at fair value. Fair values of derivative instruments are determined based on quoted prices for similar contracts.

At June 30, 2011, we have foreign currency exchange forward contracts outstanding which we acquired in connection with our acquisition of AMS on June 17, 2011. These derivative instruments are intended as hedges of currency fluctuations for a portion of our forecasted sales to certain subsidiaries, denominated in euros, British pounds, Canadian dollars, Australian dollars, and Swedish krona. These derivative instruments have remaining terms between one and twelve months. The notional amount of these foreign currency exchange forward contracts was $44.5 million at June 30, 2011. We have also entered into foreign currency exchange forward contracts to manage a portion of our exposure to foreign exchange rate fluctuations on certain inter-company receivables denominated in euros, British pounds, Canadian dollars, and Australian dollars. The notional amount of these contracts was $6.0 million at June 30, 2011. The associated underlying transactions are expected to occur at various times over the next twelve months. In accordance with applicable accounting guidance, we have not designated the foreign currency exchange forward contracts acquired with our acquisition of AMS as hedges for accounting purposes.

NOTE 17. SUPPLEMENTAL GUARANTOR INFORMATION

The 2019 Notes, 2020 Notes, and 2022 Notes are fully and unconditionally guaranteed on an unsecured senior basis by the following nineteen subsidiaries (together, the Guarantor Subsidiaries):

• Endo Pharmaceuticals Inc.	• Endo Pharmaceuticals Solutions Inc.

• Endo Pharmaceuticals Valera Inc.	• Ledgemont Royalty Sub LLC

• American Medical Systems Holdings, Inc.	• American Medical Systems, Inc.

• AMS Research Corporation	• Laserscope

• AMS Sales Corporation	• Generics International (US Parent), Inc.

• Generics International (US Midco), Inc.	• Generics International (US Holdco), Inc.

• Generics International (US), Inc.	• Generics Bidco I, LLC

• Generics Bidco II, LLC	• Moores Mill Properties LLC

• Wood Park Properties LLC	• Vintage Pharmaceuticals, LLC

• Quartz Specialty Pharmaceuticals, LLC

Each of the Guarantor Subsidiaries is 100 percent owned by us.

The following supplemental condensed consolidating financial information presents the Condensed Consolidated Balance Sheet as of June 30, 2011, the Condensed Consolidated Statements of Operations for the six months ended June 30, 2011 and 2010 and the Condensed Consolidated Statements of Cash Flows for the six months ended June 30, 2011 and 2010, for the Guarantor Subsidiaries as a group, and separately for our non-Guarantor Subsidiaries as a group.

The condensed consolidating financial statements are presented using the equity method of accounting for its investments in 100% owned subsidiaries. Under the equity method, the investments in subsidiaries are recorded at cost and adjusted for our share of the subsidiaries cumulative results of operations, capital contributions, distributions and other equity changes. The elimination entries principally eliminate investments in subsidiaries and intercompany balances and transactions. The financial information in this footnote should be read in conjunction with the consolidated financial statements presented and other notes related thereto contained in this Quarterly Report on Form 10-Q for the quarter ended June 30, 2011.

CONDENSED CONSOLIDATING BALANCE SHEET (UNAUDITED)

(In thousands)

	As of June 30, 2011
	Endo Pharmaceuticals Holdings Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated Total
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$39,680	$539,861	$42,328	$—	$621,869
Marketable securities	—	71,003	—	—	71,003
Accounts receivable, net	—	558,656	63,479	31,921	654,056
Inventories, net	—	289,340	22,571	(8,253)	303,658
Prepaid expenses and other current assets	145	24,237	7,473	2,336	34,191
Income taxes receivable	15,846	8,896	8,841	—	33,583
Deferred income taxes	—	165,441	9,833	—	175,274

Total current assets	55,671	1,657,434	154,525	26,004	1,893,634
INTERCOMPANY RECEIVABLES	708,523	6,914,423	6,005	(7,628,951)	—
MARKETABLE SECURITIES	—	21,205	—	—	21,205
PROPERTY, PLANT AND EQUIPMENT, NET	—	244,268	27,565	—	271,833
GOODWILL	—	2,284,345	214,345	(24,021)	2,474,669
OTHER INTANGIBLES, NET	—	2,739,465	98,463	—	2,837,928
INVESTMENT IN SUBSIDIARIES	5,828,082	117,413	—	(5,945,495)	—
OTHER ASSETS	87,894	51,543	4,116	—	143,553

TOTAL ASSETS	$6,680,170	$14,030,096	$505,019	$(13,572,463)	$7,642,822

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$—	$267,979	$5,993	$(10)	$273,962
Accrued expenses	9,364	526,653	19,051	1,993	557,061
Current portion of long-term debt	352,106	246,847	2,545	—	601,498
Acquisition-related contingent consideration	—	6,330	413	—	6,743

Total current liabilities	361,470	1,047,809	28,002	1,983	1,439,264
INTERCOMPANY PAYABLES	1,015,702	6,538,682	74,567	(7,628,951)	—
DEFERRED INCOME TAXES	5,171	739,312	3,732	—	748,215
ACQUISITION-RELATED CONTINGENT CONSIDERATION	—	2,490	—	—	2,490
LONG-TERM DEBT, LESS CURRENT PORTION, NET	3,425,671	—	3,004	—	3,428,675
OTHER LIABILITIES	—	80,456	10,688	—	91,144
STOCKHOLDERS’ EQUITY:
Preferred Stock	—	—	—	—	—
Common Stock	1,377	—	—	—	1,377
Additional paid-in capital	916,146	4,235,100	331,238	(4,566,338)	916,146
Retained earnings	1,474,667	1,388,790	(7,090)	(1,381,700)	1,474,667
Accumulated other comprehensive loss	(1,543)	(2,543)	—	2,543	(1,543)
Treasury stock	(518,491)	—	—	—	(518,491)

Total Endo Pharmaceuticals Holdings Inc. stockholders’ equity	1,872,156	5,621,347	324,148	(5,945,495)	1,872,156
Noncontrolling interests	—	—	60,878	—	60,878

Total stockholders’ equity	1,872,156	5,621,347	385,026	(5,945,495)	1,933,034

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$6,680,170	$14,030,096	$505,019	$(13,572,463)	$7,642,822

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS (UNAUDITED)

(In thousands)

	For the Six Months Ended June 30, 2011
	Endo Pharmaceuticals Holdings Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated Total
TOTAL REVENUES	$—	$1,103,619	$107,616	$(43,598)	$1,167,637
COSTS AND EXPENSES:
Cost of revenues	—	451,515	60,490	(43,750)	468,255
Selling, general and administrative	34	319,424	18,061	—	337,519
Research and development	—	82,970	—	—	82,970
Acquisition-related items	(7,050)	29,228	1,521	—	23,699

OPERATING INCOME	7,016	220,482	27,544	152	255,194

INTEREST EXPENSE, NET	26,263	18,087	—	—	44,350
LOSS ON EXTINGUISHMENT OF DEBT, NET	8,548	—	—	—	8,548
OTHER EXPENSE (INCOME), NET	—	501	(367)	89	223

(LOSS) INCOME BEFORE INCOME TAX	(27,795)	201,894	27,911	63	202,073

INCOME TAX	(12,288)	77,057	1,394	63	66,226
EQUITY FROM EARNINGS IN SUBSIDIARIES	125,877	1,052	—	(126,929)	—

CONSOLIDATED NET (LOSS) INCOME	110,370	125,889	26,517	(126,929)	135,847

Less: Net income attributable to noncontrolling interests	—	—	25,477	—	25,477

NET (LOSS) INCOME ATTRIBUTABLE TO ENDO PHARMACEUTICALS HOLDINGS INC.	$110,370	$125,889	$1,040	$(126,929)	$110,370

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS (UNAUDITED)

(In thousands)

	For the Six Months Ended June 30, 2010
	Endo Pharmaceuticals Holdings Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated Total
TOTAL REVENUES	$—	$760,936	$—	$—	$760,936
COSTS AND EXPENSES:
Cost of revenues	—	201,289	—	—	201,289
Selling, general and administrative	16	266,570	—	—	266,586
Research and development	—	73,824	—	—	73,824
Impairment of other intangible assets	—	13,000	—	—	13,000
Acquisition-related items	890	5,435	—	—	6,325

OPERATING INCOME	(906)	200,818	—	—	199,912

INTEREST EXPENSE, NET	12,445	7,343	—	—	19,788
OTHER INCOME, NET	—	(420)	—	—	(420)

(LOSS) INCOME BEFORE INCOME TAX	(13,351)	193,895	—	—	180,544

INCOME TAX	(4,376)	73,105	—	—	68,729
EQUITY FROM EARNINGS IN SUBSIDIARIES	120,790	—	—	(120,790)	—

CONSOLIDATED NET (LOSS) INCOME	111,815	120,790	—	(120,790)	111,815

Less: Net income attributable to noncontrolling interests	—	—	—	—	—

NET (LOSS) INCOME ATTRIBUTABLE TO ENDO PHARMACEUTICALS HOLDINGS INC.	$111,815	$120,790	$—	$(120,790)	$111,815

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS (UNAUDITED)

(In thousands)

	Six Months Ended June 30, 2011
	Endo Pharmaceuticals Holdings Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated Total
OPERATING ACTIVITIES:
Net cash (used in) provided by operating activities	(50,838)	111,908	153,243	—	214,313

INVESTING ACTIVITIES:
Purchases of property, plant and equipment, net	—	(20,879)	(3,026)	—	(23,905)
Proceeds from sale of property, plant and equipment, net	—	120	461	—	581
Proceeds from sales of available-for-sale securities	—	—	—	—	—
Acquisitions, net of cash acquired	—	(2,243,401)	(99,155)	—	(2,342,556)
Other investments	—	—	—	—	—
Payment on contingent consideration	—	(414)	—	—	(414)
License fees	—	(2,300)	—	—	(2,300)

Net cash (used in) provided by investing activities	—	(2,266,874)	(101,720)	—	(2,368,594)

FINANCING ACTIVITIES:
Capital lease obligations repayments	—	—	—	—	—
Tax benefits of stock awards	—	5,067	—	—	5,067
Exercise of Endo Pharmaceuticals Holdings Inc. stock options	20,328	—	—	—	20,328
Proceeds from issuance of 2019 and 2022 Notes	900,000	—	—	—	900,000
Purchase of common stock	(34,701)	—	—	—	(34,701)
Proceeds from issuance of Term Loans	2,200,000	—	—	—	2,200,000
Principal payments on Term Loan	(400,000)	—	—	—	(400,000)
Payment on AMS Convertible Notes	—	(273,165)	—	—	(273,165)
Deferred financing fees	(81,753)		—	—	(81,753)
Distributions to noncontrolling interests	—	—	(25,813)	—	(25,813)
Buy-out of noncontrolling interests, net of contributions	—	—	(524)	—	(524)
Proceeds from other debt, net	—	—	393	—	393
Intercompany	(2,558,756)	2,558,756	—	—	—

Net cash provided by (used in) financing activities	45,118	2,290,658	(25,944)	—	2,309,832

Effect of foreign exchange rate	—	—	104	—	104
NET INCREASE IN CASH AND CASH EQUIVALENTS	(5,720)	135,692	25,683	—	155,655
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	45,400	404,169	16,645	—	466,214

CASH AND CASH EQUIVALENTS, END OF PERIOD	$39,680	$539,861	$42,328	$—	$621,869

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS (UNAUDITED)

(In thousands)

	Six Months Ended June 30, 2010
	Endo Pharmaceuticals Holdings Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated Total
OPERATING ACTIVITIES:
Net cash provided by operating activities	50,172	126,184	—	—	176,356

INVESTING ACTIVITIES:
Purchases of property, plant and equipment, net	—	(6,166)	—	—	(6,166)
Proceeds from sales of available-for-sale securities	—	161,775	—	—	161,775
Other investments	—	(824)	—	—	(824)
License fees	—	—	—	—	—

Net cash provided by investing activities	—	154,785	—	—	154,785

FINANCING ACTIVITIES:
Capital lease obligations repayments	—	(172)	—	—	(172)
Tax benefits of stock awards	—	452	—	—	452
Exercise of Endo Pharmaceuticals Holdings Inc. stock options	2,452	—	—	—	2,452
Purchase of common stock	(50,064)	—	—	—	(50,064)
Proceeds from other debt, net	—	—	—	—	—

Net cash (used in) provided by financing activities	(47,612)	280	—	—	(47,332)

NET INCREASE IN CASH AND CASH EQUIVALENTS	2,560	281,249	—	—	283,809
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	42,586	665,720	156	—	708,462

CASH AND CASH EQUIVALENTS, END OF PERIOD	$45,146	$946,969	$156	$—	$992,271